The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

Message from the President

Aiming for further development of local communities by leveraging the economies of scale of the AEON Group Keiji Ohno President

To the Shareholders of AEON MALL Co., Ltd.:

AEON MALL Co., Ltd. (the “Company”) has established as its 2030 Vision “AEON MALL, Co-Creating With Our Communities” and has implemented the Medium-Term Management Plan ending in fiscal 2025 as an interim goal in achieving this vision. In our FY2023-FY2025 Medium-Term Management Plan, we are pursuing continuous growth through realizing “truly integrated ESG management” to create economic, social, and environmental value for stakeholders in order to seize the changes to the business environment as an opportunity to grow together with local communities as a sustainable company. To achieve this Medium-Term Management Plan, we opened four new malls overseas and implemented floor space expansion and renovation at two malls in Japan in fiscal 2024.

In providing business opportunities through the development of shopping centers, the Company serves as a core presence in the AEON Group, which is centered on retail, and one of our biggest strengths is our ability to maximize synergy within the AEON Group. On top of the mall platform, the AEON Group has a GMS* platform as well as Group companies that provide a range of functions such as finance, credit, and facility maintenance. We believe that major opportunities to leverage Group resources to further drive profit growth for the Company lie in wait. Through Group collaboration, such as conducting facility-wide renovations coordinated with GMS to attract more customers, going cashless through stronger partnerships with financial services, and constructing a Group ecosystem, we aim for profit growth. We will leverage the economies of scale of the AEON Group, to help build lives of well-being for local customers affected by rising prices.

The social environment has changed significantly, as has the role of shopping malls. I recognize that my role as President is to redefine, with a new perspective, the value that shopping malls provide communities as places where people gather to ensure that our facilities remain relevant to communities in the future.

Putting the customer first, I will strive to increase the corporate value of AEON MALL and help communities develop by going back to the roots of commerce—bringing customers joy through the time they spend at shopping malls.

* Stands for general merchandise store.

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Management philosophy

Basic Philosophy

Customer First

Management Philosophy

AEON MALL is a Life Design Developer
that works with communities and produces
ways of living for the future.

Life Design involves producing ways for people to live in the future — work that drives AEON MALL to create and nurture opportunities for people to meet and engage in cultural activities. Beyond the development of commercial facilities, this work requires our company to expand ways for us to serve people throughout various stages of their lives.

Management Vision

Becoming a company that will touch the hearts of
5 billion visitors throughout Asia

● As Life Design Producers, we will go beyond working in a conventional commercial context and keep our company growing by opening up business opportunities to produce future ways of living.

● Ultimately, our challenge is to be consistent in localization to enhance the attractive aspects of various regions by working in tandem with partners.

● We will solidify and strengthen our financial and business foundations by taking full advantage of our company’s assets, including our worldwide malls and capabilities to continue our growth.

● We are a company of professionals that continue to innovate.

● We see and consider life from customers’ perspectives so that we can share the best, most memorable moments of life with those customers.

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Note: This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Stock code: 8905

May 1, 2025

Start date of measures for electronic provision: April 28, 2025

AEON MALL Co., Ltd.

1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba

President: Keiji Ohno

To the Shareholders of AEON MALL Co., Ltd.:

Notice of the 114th Ordinary General Meeting of Shareholders

You are cordially informed of the 114th Ordinary General Meeting of Shareholders of AEON MALL Co., Ltd. (the “Company”), to be held as described below:

In convening this Ordinary General Meeting of Shareholders, the Company has taken measures to provide the contents of the Reference Documents for the General Meeting of Shareholders (matters to be provided electronically) electronically, and has made these available on each of the following websites. Please access any of these websites to review the documents.

[The Company Website]

https://www.aeonmall.com/ir/event/meeting/ (in Japanese)

[General Meeting of Shareholders Materials Website]

https://d.sokai.jp/8905/teiji/ (in Japanese)

[TSE Website (Listed Company Search)]

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese)

(When accessing the TSE Website above, please enter or search for “Aeon Mall” under “Stock Name (Company Name),” or use the Company’s stock code, “8905,” under “Code.” Select “Basic Information” then “Documents for Public Inspection/PR Information,” and review the “Notice of General Meeting of Shareholders/Reference Documents for General Meeting of Shareholders” listed under “Documents for Public Inspection”).

In lieu of attending the meeting in person, you may vote in writing or on the Internet. Please cast your vote by 6:00 p.m. on Wednesday, May 21, 2025 after reviewing the Reference Documents for the General Meeting of Shareholders.

[For those voting on the Internet]

To vote online, please visit the website designated by the Company (https://soukai.mizuho-tb.co.jp/), enter the “Voter Code” and password displayed on the enclosed Form for Exercising Voting Rights, and follow the instructions displayed onscreen to record your votes either for or against the agenda items before the deadline indicated above.

When voting on the Internet, please refer to the “Guide to Exercising Voting Rights on the Internet” (in Japanese only).

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[For those voting in writing (by postal mail)]

Please indicate your vote either for or against the agenda items on the Form for Exercising Voting Rights and return it to us by postal mail to reach us by the deadline indicated above.

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1.	Date and Time:	Thursday, May 22, 2025; 10:00 a.m.

2.	Location:	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba Multi-purpose hall, 3rd floor, AEON TOWER

3.	Objectives of Meeting Matters to be reported:	1.

Business Report and Consolidated Financial Statements for the 114th fiscal year (from March 1, 2024 to February 28, 2025) and Reports of Audit on the Consolidated Financial Statements by Accounting Auditor and Audit & Supervisory Board

		2.	Nonconsolidated Financial Statements for the 114th fiscal year (from March 1, 2024 to February 28, 2025)

Matters to be resolved:

Agenda Item 1:            Approval of the share exchange agreement between the Company and AEON CO., LTD.

Agenda Item 2:            Election of eight (8) Directors

4.	Matters prescribed for convocation
a.	When voting in writing (by postal mail), in the event a vote either for or against is not indicated for any of the agenda items on the Form for Exercising Voting Rights, this will be treated as a vote in favor of the agenda item in question.
b.	If you exercise your voting rights by proxy, you may designate one other shareholder holding voting rights of the Company to attend the meeting. Please note, however, that it is necessary to submit a document proving the authority of proxy.
c.	If you make a diverse exercise of voting rights, please notify the Company of your intention to do so and state your reason for this no later than three (3) days before the meeting.

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[For those attending the meeting]

Attendees are kindly requested to present the enclosed Form for Exercising Voting Rights to the receptionist on the day of the meeting (no signature or affixing of seal necessary). Please bring this document as well, as it contains the agenda for the meeting.

[For those voting in writing]

Those voting in writing should indicate “for” or “against” for the agenda items and return the completed enclosed Form for Exercising Voting Rights by postal mail to reach us by 6:00 p.m. on Wednesday, May 21, 2025.

[For those voting on the Internet]

Please access the online voting site through a computer or smartphone and follow the on-screen instructions. The deadline for online voting is 6:00 p.m. on Wednesday, May 21, 2025.

If you exercise your voting rights twice, once by mail and once via the Internet, etc., the Company will treat your Internet vote as the valid exercise of your voting rights. If you exercise your voting rights several times via the Internet, the Company will treat the most recent vote as the valid exercise of your voting rights.

*	Please note that no gift will be provided for attendees at the General Meeting of Shareholders.
1.	Attendees are kindly requested to present the Form for Exercising Voting Rights sent together with this Notice to the receptionist on the day of the meeting.
2.	Among the matters to be provided electronically, pursuant to laws and regulations and Article 15 of the Company’s Articles of Association, “System to Ensure the Appropriate Operations and Overview of Its Implementation,” notes to Consolidated Financial Statements and Nonconsolidated Financial Statements, and “Details of nonconsolidated financial statements, etc. for the most recent business year of AEON CO., LTD.” in “Agenda Item 1: Approval of the share exchange agreement between the Company and AEON CO., LTD.” of Reference Documents for the General Meeting of Shareholders are not included in the documents delivered to shareholders who have requested physical copies of the documents, but are available on each of the websites as “Matters Not Included in Paper-Based Documents Delivered to Shareholders Who Have Made a Request for Delivery of Such Documents Based on Laws and Regulations and the Articles of Association for Notice of the 114th Ordinary General Meeting of Shareholders.”
3.	The Consolidated Financial Statements and Nonconsolidated Financial Statements audited by the accounting auditor and Audit & Supervisory Board Members consist of “Notice of the 114th Ordinary General Meeting of Shareholders,” “System to Ensure the Appropriate Operations and Overview of Its Implementation,” and the notes to the Consolidated Financial Statements and Nonconsolidated Financial Statements available on each of the websites.
4.	If circumstances arise that necessitate revisions to the matters provided electronically, a statement to that effect and the matters before and after revision shall be posted on each of the websites. Even if you plan to attend the meeting in person, please check in advance the respective websites where the information is posted.
A Notice of Resolutions will not be sent. After the Ordinary General Meeting of Shareholders has ended, the results of exercise of voting rights will be published on the Company’s website (https://www.aeonmall.com/en/ir/s_meeting.html).

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Notes:

1.	This English version is a translation of points summarized from an original notice written in Japanese. When discrepancies in interpretation arise, the content of the Japanese notice shall take precedence.
2.	Please note that Internet voting is not available to such persons as those who are not residents of Japan and who have appointed a custodian in Japan for handling of their shares according to the Rules for the Handling of Shares of the Company.
3.	AEON MALL Co., Ltd.’s ordinary share issue	Local code: 8905
SEDOL# 6534202 JP
ISIN# JP 3131430005

[Electronic Voting Platform for Institutional Investors]

Institutional shareholders, including standing proxies such as master trust banks, who have applied in advance to the ICJ Proxy e-Voting Platform Service (the Platform Service) offered by ICJ Inc., a joint venture established by Tokyo Stock Exchange, Inc., Japan Securities Dealers Association and Broadridge Financial Solutions, Inc., are entitled to use the Platform Service to exercise their votes.

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Reference Documents for the General Meeting of Shareholders

Agenda Item 1: Approval of the share exchange agreement between the Company and AEON CO., LTD.

As a result of discussions in accordance with the memorandum of understanding concluded on February 28, 2025 (the “MOU”), the Company and AEON CO., LTD. (“AEON”) (the Company and AEON referred to collectively as “Companies”) decided, through a resolution of the Board of Directors of the Company on April 11, 2025 and a decision made by the Representative Executive Officers of AEON on the same date, to conduct a share exchange in which AEON will be the wholly owning parent company resulting from the share exchange and the Company will be the wholly owned subsidiary resulting from the share exchange (the “Share Exchange”), and concluded a share exchange agreement between the Companies (the “Share Exchange Agreement”) on the same date.

Accordingly, this agenda item proposes approval of the Share Exchange Agreement.

The Share Exchange is scheduled to be conducted with an effective date of July 1, 2025, without obtaining approval at the General Meeting of Shareholders of AEON in accordance with the simplified share exchange procedure pursuant to the provision of Article 796, paragraph (2) of the Companies Act (Act No. 86 of 2005; includes subsequent amendments. The same applies hereinafter), and subject to obtaining approval of the Share Exchange Agreement by this General Meeting of Shareholders of the Company.

In addition, if this agenda item is approved, prior to the effective date of the Share Exchange (scheduled for July 1, 2025), the Company’s common stock (the “Company’s shares”) will be delisted from Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) as of June 27, 2025 (the last trading day will be June 26, 2025).

The reason for implementing the Share Exchange and the overview of the content of the Share Exchange Agreement are as follows.

1.	Reason for implementing the Share Exchange

As announced in the press release dated February 28, 2025, titled “Notice Concerning Execution of Memorandum of Understanding to Begin Discussions on Making AEON MALL Co., Ltd. a Wholly Owned Subsidiary of AEON CO., LTD. Through a Share Exchange” (“February 28, 2025 Press Release”), the Company and AEON entered into the MOU on the same date.

This was an agreement between the Company and AEON to commence discussions on making the Company a wholly owned subsidiary, based on the recognition that making the Company a wholly owned subsidiary of AEON could contribute to the rapid and fundamental promotion of growth initiatives by the Companies, ultimately further enhancing the corporate value of the Company as well as the AEON Group (meaning AEON and its subsidiaries and equity-method affiliates) in the future.

Since then, the Company and AEON have engaged in full-scale discussions of the possibilities of measures to enhance the corporate value of the Company and the methods for making the Company a wholly owned subsidiary, in line with the details announced in the February 28, 2025 Press Release under section 1. “Purpose of making AEON MALL a wholly owned subsidiary of AEON through the Share Exchange.”

As a result of these discussions, the Company and AEON have reached a common understanding that by making the Company a wholly owned subsidiary, the Company can leverage the scalability of the AEON Group, and the AEON Group can leverage the talent and expertise of the Company, to primarily implement the following measures to enhance corporate value.

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(1)	Expanding business opportunities for the Company through utilization of real estate owned by the AEON Group. This includes increasing revenue through the revitalization of existing real estate, which could be particularly effective amid rising construction and labor costs (the Companies will also consider amending the contracts concerning the AEON Group’ real estate, whose facilities are operated and managed by the Company, to address structural issues, including ownership rights.)
(2)	Driving growth of the entire developer business of the AEON Group including the Company by clarifying the Company’s role as the core company in the developer business of the AEON Group, which will allow the Company to leverage its cross-functional capabilities to consolidate information, standardize know-how, and develop integrated development strategies.
(3)	Enhancing retail support provided to the Company’s direct customers, its tenants, and expanding revenue through unified digital marketing efforts across the AEON Group, by connecting the customer data platforms held by various AEON Group companies and analyzing and utilizing its extensive customer data.
(4)	Acquiring new revenue sources through demand consolidation and internalization of activities such as events, promotions, and revitalization projects within the AEON Group.
(5)	Establishing, through the above measures, a financial foundation that boosts domestic cash flow and supports proactive investments, including overseas investments, even in a climate of rising interest rates.

Additionally, the Companies chose a share exchange as the method for making the Company a wholly owned subsidiary, considering that (i) common stock of AEON (“AEON shares”) will be delivered to the minority shareholders of the Company as consideration in the Share Exchange, and through the ownership of AEON shares, such shareholders will have the opportunity to benefit from, among others, the anticipated effects of various measures to be implemented after the Share Exchange, the business development and profit expansion of the AEON Group resulting from such effects, and the consequent increase in the market price of AEON shares, and that (ii) AEON shares, which are highly liquid, can be traded in the market for cash at any time.

The Company and AEON also discussed the challenges and countermeasures related to making the Company a wholly owned subsidiary and implementing the aforementioned measures. As a result, the Companies reached a common understanding on specifics such as measures to secure human resources and funds, measures to enhance employee motivation and provide employees with growth opportunities, and measures to prevent a decline in governance after delisting.

Based on the above, the Company has determined that making the Company a wholly owned subsidiary of AEON is one of the means to more rapidly and reliably enhance the Company’s corporate value through the prompt and fundamental implementation of growth initiatives jointly pursued by the Company and AEON, while AEON has determined that this will contribute to the further enhancement of the corporate value of the AEON Group in the future. Consequently, the Companies concluded that this transaction will be beneficial for the shareholders of both the Company and AEON, and have decided today to implement the Share Exchange through a resolution of the Board of Directors of the Company on April 11, 2025 and a decision made by the Representative Executive Officers of AEON on the same date, and enter into the Share Exchange Agreement.

2.	Overview of the content of the Share Exchange Agreement

The content of the Share Exchange Agreement is as follows.

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Share Exchange Agreement (Copy)

AEON CO., LTD. (“A”) and AEON MALL Co., Ltd. (“B”) entered into the following share exchange agreement (the “Agreement”) on April 11, 2025 (the “Agreement Date”).

(Share Exchange)

Article 1

In accordance with provisions of the Agreement, A shall conduct a share exchange (the “Share Exchange”) in which A becomes the wholly owning parent company and B becomes a wholly owned subsidiary, with A acquiring all of the issued shares of B (excluding the shares of B owned by A; the same applies hereinafter) as a result of the Share Exchange.

(Trade Names and Addresses)

Article 2

The trade names and addresses of A and B are respectively as follows.

A (Wholly owning parent company)

Trade name:    AEON CO., LTD.

Address:	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba

B (Wholly owned subsidiary)

Trade name:    AEON MALL Co., Ltd.

Address:	1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba

(Shares Delivered in the Share Exchange and Allotment Thereof)

Article 3

1.	In the Share Exchange, A shall deliver shares of A’s common stock to B’s shareholders (meaning the shareholders after cancellation of B’s treasury stock pursuant to Article 9, paragraph (1), and excluding A; the “Shareholders Eligible for the Allotment”) who are shareholders at the time immediately before A acquires all of the issued shares of B as a result of the Share Exchange (the “Record Time”), with the number of shares of A’s common stock constituting the number obtained by multiplying 0.65 by the total number of shares of B’s common stock held by such shareholders, in exchange for shares of B’s common stock held by such shareholders.
2.	In the Share Exchange, A shall allot to the Shareholders Eligible for the Allotment shares of A’s common stock set forth in the preceding paragraph at a proportion of 0.65 shares of A’s common stock per share of B’s common stock held by such shareholders.
3.	Any fractional shares of less than one share of A’s common stock that are to be allotted by A to the Shareholders Eligible for the Allotment in accordance with the preceding two paragraphs shall be handled by A pursuant to Article 234 of the Companies Act and other applicable laws and regulations.

(Matters Related to Capital and Reserve)

Article 4

The amounts by which A’s capital and reserve increase as a result of the Share Exchange are as follows.

(1)	Capital

¥0

(2)	Amount of legal capital surplus

The amount that A determines separately in accordance with the provision of Article 39 of the Regulation for Corporate Accounting

(3)	Amount of legal retained earnings

¥0

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(Effective Date)

Article 5

The date on which the Share Exchange is to take effect (the “Effective Date”) shall be July 1, 2025. However, the date may be changed upon mutual discussions and agreement between A and B if required due to reasons such as the necessity of procedural progress related to the Share Exchange.

(Shareholders Meeting to Approve the Share Exchange Agreement)

Article 6

1.	A shall implement the Share Exchange without obtaining approval by a resolution of a shareholders meeting as set forth in Article 795, paragraph (1) of the Companies Act with respect to the Agreement, pursuant to of Article 796, paragraph (2) of the Companies Act. However, A shall seek such approval by the day immediately preceding the Effective Date if approval by a resolution of a shareholders meeting becomes necessary for the Agreement pursuant to Article 796, paragraph (3) of the Companies Act.
2.	B shall seek approval by resolution of a shareholders meeting as set forth in Article 783, paragraph (1) of the Companies Act with respect to the Agreement by the day immediately preceding the Effective Date.

(Management of Company Assets, Etc.)

Article 7

During the period from the Agreement Date extending to the Effective Date, A and B shall respectively execute their own business operations and also carry out property management and administration with the due care of a prudent manager, while also ensuring that their respective subsidiaries do the same. Accordingly, with the exception of actions separately set forth under the Agreement, if A or B intends to take action or cause a respective subsidiary to take action such that could significantly affect their property or rights and obligations, or that could significantly affect execution of the Share Exchange or conditions of the Share Exchange, such action shall be taken or caused to be taken upon mutual discussions and agreement beforehand.

(Dividends of Surplus, Etc.)

Article 8

1.	A may distribute dividends of surplus of up to ¥20 per share, with February 28, 2025 as the record date.
2.	B may distribute dividends of surplus of up to ¥25 per share, with February 28, 2025 as the record date.
3.	Neither A nor B shall distribute dividends of surplus with a record date constituting any day from the Agreement Date extending until the Effective Date, nor shall they acquire treasury stock constituting any day from the Agreement Date extending until the Effective Date (except where A or B is required to acquire its own shares in response to the exercise of shareholder rights in accordance with applicable laws and regulations).

(Treatment of Treasury Stock and Stock Acquisition Rights)

Article 9

1.	B shall cancel all treasury stock it holds as of the Record Time (including treasury stock acquired in response to dissenting shareholders’ exercise of the right to demand the repurchase of shares pursuant to Article 785, paragraph (1) of the Companies Act in connection with the Share Exchange) effective as of the Record Time by resolution of the Board of Directors adopted by the day immediately preceding the Effective Date.

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2.	B shall acquire without consideration and cancel all of the issued stock acquisition rights by the day immediately preceding the Effective Date (however, this excludes stock acquisition rights exercised on any day up to the Effective Date).

(Amendment and Termination of the Agreement)

Article 10

1.	A and B may amend conditions of the Share Exchange and other content of the Agreement or otherwise may terminate the Agreement upon mutual discussions and agreement if a significant change arises in the financial position or business situation of A or B, if a situation arises or comes to light that would significantly impede execution of the Share Exchange, or otherwise if a situation arises or comes to light that would make it difficult to achieve objectives of the Agreement, during the period from the Agreement Date extending until the day immediately preceding the Effective Date.
2.	If either party breaches any provision of the Agreement during the period from the Agreement Date extending until the day immediately preceding the Effective Date, A or B may demand that the other party rectify the matter within a reasonable period of time, and may accordingly terminate the Agreement if the other party does not rectify the matter within such period of time.

(Effectiveness of Agreement)

Article 11

The Agreement shall cease to be effective if approval of the Agreement by resolution of a shareholders meeting of A as set forth in the proviso of Article 6, paragraph (1) (provided, however, that this shall apply only if approval of the Agreement by A’s shareholders meeting becomes necessary pursuant to Article 796, paragraph (3) of the Companies Act) or approval by resolution of a shareholders meeting of B as set forth in Article 6, paragraph (2) is not obtained by the day immediately preceding the Effective Date, or if approval, etc. of the relevant authorities as set forth in Japanese and overseas laws and regulations necessary for execution of the Share Exchange is not obtained by the day immediately preceding the Effective Date (including, but not limited to, the effectiveness, etc. of any filings made with the relevant authorities), or if the Agreement is terminated in accordance with the immediately preceding Article.

(Governing Law and Court with Jurisdiction)

Article 12

1.	The Agreement shall conform to and be construed in accordance with the laws of Japan.
2.	Any and all disputes arising in connection with the performance or interpretation of the Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court in the first instance.

(Matters for Discussion)

Article 13

Matters not stipulated in the Agreement and other matters necessary in connection with the Share Exchange shall be determined by A and B through sincere mutual discussions and agreement in accordance with the purport of the Agreement. In the event that doubt arises regarding interpretation as to the content of the Agreement, A and B shall accordingly seek to resolve such matters upon sincere mutual discussions and agreement.

(Remainder of page intentionally left blank)

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This Agreement has been prepared in duplicate, with each of Party A and Party B retaining one original as evidence of the Agreement upon having affixed their signatures and seals thereto.

April 11, 2025

A: 1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba

AEON CO., LTD.

Akio Yoshida

Director, President and Representative Executive Officer

This Agreement has been prepared in duplicate, with each of Party A and Party B retaining one original as evidence of the Agreement upon having affixed their signatures and seals thereto.

April 11, 2025

B: 1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba

AEON MALL Co., Ltd.

Keiji Ohno

President

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3.	Overview of the Content of Matters in Article 184, paragraph (1) of the Regulations for Enforcement of the Companies Act
(1)	Matters regarding the appropriateness of consideration for the exchange
1)	Matters regarding the appropriateness of the total number and allotment of consideration for the exchange
(i)	Details of the allotment in the Share Exchange
	AEON (Wholly owning parent company resulting from share exchange)	The Company (Wholly owned subsidiary resulting from share exchange)
Allotment ratio for the Share Exchange	1	0.65
Number of shares to be delivered upon the Share Exchange	Common stock of AEON: 61,889,400 shares (scheduled)

(Note 1)  Share allotment ratio in the Share Exchange

AEON will allot and deliver 0.65 AEON shares per the Company’s share. However, no shares will be allotted in the Share Exchange for the Company’s shares held by AEON at the Record Time (as defined below). Please note that the above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) in the table above is subject to change by mutual agreement made between the Company and AEON after their negotiations if there are significant changes in the conditions based on which the Share Exchange Ratio was calculated.

(Note 2)  Number of AEON shares to be delivered in the Share Exchange

In the Share Exchange, AEON plans to allot and deliver to the Company’s shareholders (meaning the shareholders after cancellation of the treasury stock described below and excluding AEON) at the time immediately before AEON acquires all of the issued shares of the Company (excluding the Company’s shares owned by AEON) (the “Record Time”), the number of AEON shares calculated based on the Share Exchange Ratio, in exchange for the Company’s shares held by such shareholders. The AEON shares to be delivered will be sourced from AEON’s treasury stock in part (6,000,000 shares) and through the issuance of new common stock.

Prior to the effective date of the Share Exchange, and by a resolution of the Board of Directors, the Company plans to cancel all of its treasury stock it holds as of the Record Time (including the shares acquired by the Company through the share purchase in response to dissenting shareholders’ exercise of the right to demand the repurchase of shares pursuant to the provisions of Article 785, paragraph (1) of the Companies Act in connection with the Share Exchange) effective as of the Record Time. Therefore, the above number of shares to be delivered in the Share Exchange does not assume that AEON shares will be delivered in exchange for the treasury stock held by the Company (4,896 shares as of February 28, 2025). The total number of AEON shares to be allocated and delivered in the Share Exchange is subject to change due to the Company’s repurchase and cancellation of its treasury stock or other reasons.

(Note 3)  Handling of shares less than one unit

The shareholders of the Company who will own shares of AEON that are less than one unit (or less than 100 shares) as a result of the Share Exchange may use the following programs for their AEON shares. Please note that shares less than one unit cannot be sold on a financial instruments exchange market.

(i)	Program for purchasing additional shares to form one unit (100 shares)

Pursuant to the provisions of Article 194, paragraph (1) of the Companies Act and AEON’s Articles of Incorporation, shareholders who own shares of AEON that are less than one unit may request AEON to sell them the number of AEON shares necessary to make their holdings equal to one unit (100 shares) by combining their existing shares with the additional shares purchased.

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(ii)	Buyback program for shares less than one unit (the sale of shares less than one unit (100 shares))

Pursuant to Article 192, paragraph (1) of the Companies Act, shareholders who own AEON shares that are less than one unit may request AEON to purchase their shares less than one unit.

(Note 4)  Handling of fractions less than one share

For the shareholders of the Company who will otherwise be allotted and delivered fractions of less than one share of AEON shares in the Share Exchange, AEON will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, sell AEON shares in the number equivalent to the total number of such fractions (with any fraction less than one share in the total number to be rounded down) and pay these shareholders the proceeds from such sale in cash in proportion to their respective numbers of fractional shares.

(ii)	Basis for the details of allotment in the Share Exchange
a.	Basis and reasons for the details of the allotment

To ensure the fairness and appropriateness of the Share Exchange Ratio and other aspects of the Share Exchange described above in (i) “Details of the allotment in the Share Exchange,” the Company and AEON decided to each independently appoint third-party valuation institutions, independent of the Companies, to calculate the share exchange ratio, and the Companies also decided to each independently seek legal advice from independent legal advisors. AEON selected Nomura Securities Co., Ltd. (“Nomura Securities”), and the Company selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) as their respective financial advisors and third-party valuation institutions, independent of the Companies. The Special Committee selected Plutus Consulting Co., Ltd. (“Plutus Consulting”) as its financial advisor and third-party valuation institution, independent of the Companies. Furthermore, AEON selected Nishimura & Asahi, and the Company selected Mori Hamada & Matsumoto as their respective legal advisors.

The Companies each engaged in careful consideration, referring to the valuation results of the share exchange ratio calculated by their respective third-party valuation institutions for the Share Exchange and the advice from their legal advisors, and taking into account matters such as the results of the due diligence conducted on the other party. The Companies had multiple rounds of careful discussions and negotiations on the share exchange ratio, comprehensively taking into account their financial conditions, asset conditions, future prospects and other factors.

AEON, as a result of careful discussions and deliberation as described below in (4) “Matters taken into consideration to avoid conflicts of interest with the Company’s shareholders,” based on, among other things, the valuation report on the share exchange ratio obtained from its third-party valuation institution Nomura Securities on April 11, 2025, the advice from its legal advisor Nishimura & Asahi, and the results of the due diligence conducted on the Company by AEON, concluded that the Share Exchange Ratio is appropriate and contributes to the interests of the shareholders of AEON. Therefore, AEON determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio.

On the other hand, the Company had careful discussions and deliberation as described below in (4) “Matters taken into consideration to avoid conflicts of interest with the Company’s shareholders,” based on, among other things, the valuation report on the share exchange ratio obtained from its third-party valuation institution Mizuho Securities on April 10, 2025 (the “Share Exchange Ratio Valuation Report (Mizuho Securities)”), the advice from its legal advisor Mori Hamada & Matsumoto, the results of the due diligence conducted on AEON by the Company, the instructions and advice from the Special Committee, which is comprised of independent members without interest with the Company and AEON, and the report received from the Special Committee on April 10, 2025 (the “Written Report,” as detailed below in (iii) “The Company having obtained a written report from the disinterested special committee” under

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(4) “Matters taken into consideration to avoid conflicts of interest with the Company’s shareholders”), and the valuation report on the share exchange ratio obtained on April 10, 2025 from Plutus Consulting, the third-party valuation institution independently appointed by the Special Committee, (the “Share Exchange Ratio Valuation Report (Plutus Consulting)”). Consequently, the Company concluded that the Share Exchange Ratio is appropriate and contributes to the interests of the minority shareholders of the Company. Therefore, the Company determined that it is appropriate to implement the Share Exchange based on the Share Exchange Ratio. As described above, the Companies concluded that the Share Exchange Ratio is appropriate and contributes to the interests of the respective shareholders of the Company and AEON.

Accordingly, the Companies decided, based on the decision made by AEON’s representative executive officers on April 11, 2025 and the resolution at the meeting of the Company’s Board of Directors held on April 11, 2025, to implement the Share Exchange based on the Share Exchange Ratio.

Please note that the Share Exchange Ratio is subject to change by mutual discussions and agreement between the Company and AEON if there are significant changes in the conditions that form the basis for its calculation.

b.	Matters concerning valuation
i.	Names of valuation institutions and their relationships with the Companies

Nomura Securities, the third-party valuation institution for AEON, Mizuho Securities, the third-party valuation institution for the Company, and Plutus Consulting, the third-party valuation institution independently appointed by the Special Committee, are all valuation institutions independent of the Company and AEON. None of these valuation institutions is a related party to the Company and AEON and has any material interest that should be disclosed in relation to the Share Exchange.

Although Mizuho Bank, Ltd. (“Mizuho Bank”) and Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust Bank”), which are group companies of Mizuho Securities, hold shareholder positions in the Company and AEON, and they also engage in loan and other transactions with the Company and AEON as part of ordinary banking transactions, according to Mizuho Securities, Mizuho Securities established and implemented appropriate conflict of interest management systems, including information barriers between Mizuho Securities, Mizuho Bank, and Mizuho Trust Bank, in compliance with applicable laws and regulations including the Financial Instruments and Exchange Act (Article 36, paragraph (2)) and the Cabinet Office Order on Financial Instruments Business, etc. (Article 70-4), and Mizuho Securities conducted the valuation of the share exchange ratio independently of the positions of Mizuho Bank and Mizuho Trust Bank as shareholders and lenders. The Company, considering the track record of Mizuho Securities as a valuation institution and the appropriate preventive measures taken between Mizuho Securities and Mizuho Bank and Mizuho Trust Bank, determined that sufficient independence is maintained at Mizuho Securities in its role as the financial advisor and third-party valuation institution for the Company in the Share Exchange, and that there are no particular issues in requesting Mizuho Securities to perform the valuation of the share exchange ratio. Additionally, while the fees payable to Mizuho Securities include a success fee contingent upon the successful completion of the Share Exchange and other conditions, the Company selected Mizuho Securities as its financial advisor and third-party valuation institution based on the above fee system, taking into account such factors as general business practices in similar transactions.

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Furthermore, fees payable to Plutus Consulting for the Share Exchange consists solely of fixed fees, which are payable regardless of the successful completion of the Share Exchange, and do not include any success fee contingent upon the successful completion of the Share Exchange.

ii.	Overview of valuation
(a)	Valuation by Nomura Securities

Nomura Securities conducted the valuation of AEON shares employing the average market price analysis, since AEON shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available.

Nomura Securities conducted the valuation of the Company’s shares employing the average market price analysis, since the Company’s shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available, as well as the discounted cash flow method (the “DCF Analysis”) to reflect the future business activities in the valuation.

The following are the results of the share exchange ratio calculation, where the per-share value of AEON shares based on each valuation method is 1.

Method used	Calculated range of share exchange ratio
Average market price analysis (1)	0.52 to 0.54
Average market price analysis (2)	0.56 to 0.62
DCF Analysis	0.55 to 0.91

In the average market price analysis (1), with the reference date set at February 27, 2024 (the “Reference Date (1)”), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Shares Exchange (before the close of trading hours on February 28, 2024), the closing prices of AEON shares and the Company’s shares on the Tokyo Stock Exchange on Reference Date (1), as well as the simple average closing prices over the periods of five business days, one month, three months, and six months immediately preceding Reference Date (1), were used, and the reference date was set at April 10, 2025 (the “Reference Date (2)”), and the closing prices of AEON shares and the Company’s shares on the Tokyo Stock Exchange on Reference Date (2), as well as the simple average closing prices over the periods of five business days, one month, three months, and six months immediately preceding the Reference Date (2), were used.

In calculating the share exchange ratio, Nomura Securities assumed that all published information and all information provided to Nomura Securities is accurate and complete. Nomura Securities did not conduct independent verification of the accuracy or completeness of the above information. Nomura Securities did not perform independent valuation, appraisal or assessment of the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of AEON, the Company or their respective affiliates, including analysis and evaluation of individual assets and liabilities, nor did Nomura Securities engage any third-party institution to appraise or assess any of the above assets or liabilities. Nomura Securities assumes that the Company’s financial forecasts (including profit plans and other information) were reasonably examined or prepared by the Company’s management team based on the best and good-faith estimation and judgment which could be obtained at this point in time. Nomura Securities’ valuation reflects the information obtained by Nomura Securities and the economic conditions existing up to April 10, 2025. Nomura Securities’ valuation is intended solely to serve as reference for AEON’s decision-making body in considering the share exchange ratio.

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In the Company’s financial forecasts, which Nomura Securities used as a basis for the valuation using the DCF Analysis, there are no fiscal years in which a substantial increase or decrease in profit is expected; however, there are certain fiscal years in which a substantial increase or decrease in free cash flow is expected. Specifically, primarily due to increase or decrease in capital investment related to new mall investments and the expansion and revitalization of existing malls in Japan and overseas, compared to the previous fiscal year, the fiscal year ended February 28, 2025 saw an increase of 84.1 billion yen compared to the previous fiscal year, the fiscal year ending February 28, 2026 is expected to see a decrease of 60.5 billion yen compared to the previous fiscal year, the fiscal year ending February 28, 2029 is expected to see an increase of 63.8 billion yen compared to the previous fiscal year, the fiscal year ending February 28, 2030 is expected to see an increase of 51.5 billion yen compared to the previous fiscal year, and the fiscal year ending February 28, 2031 is expected to see an increase of 39.9 billion yen compared to the previous fiscal year. These financial forecasts do not assume the implementation of the Share Exchange.

(b)	Valuation by Mizuho Securities

Mizuho Securities conducted the valuation of AEON shares employing the market price method, since AEON shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available.

Mizuho Securities conducted the valuation of the Company’s shares employing: (i) the market price method since the Company’s shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available, (ii) the comparable company analysis because there are multiple comparable companies, and it is possible to estimate the stock value by comparing with similar companies, and (iii) the DCF Analysis to reflect the future business activities in the valuation.

The following are the results of the share exchange ratio calculation, where the per-share value of AEON shares based on each valuation method is 1.

Method used		Calculated range of share exchange ratio
AEON	The Company
Market price method (Reference Date (1))	Market price method (Reference Date (1))	0.52 to 0.54
Market price method (Reference Date (2))	Market price method (Reference Date (2))	0.56 to 0.62
	Comparable company analysis	0.50 to 0.66
	DCF Analysis	0.44 to 0.83

In the market price method, with the reference dates set at February 27, 2025 (Reference Date (1)), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Share Exchange (before the close of trading hours on February 28, 2025), as well as at April 10, 2025 (Reference Date (2)) to take into account the market’s evaluation based on the share price situation over the period from the execution of the MOU to the execution of the Share Exchange Agreement, the closing prices of AEON shares and the Company’s shares on the Tokyo Stock Exchange on Reference Dates (1) and (2), as well as the simple average closing prices over the periods of one month, three months, and six months up to the Reference Dates (1) and (2), were used.

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In the comparable company analysis, Mizuho Securities selected companies that operate businesses relatively similar to that of the Company, specifically, Daiwa House Industry Co., Ltd., Katakura Industries Co., Ltd., and Kabuki-za Co., Ltd. Mizuho Securities then calculated the valuation using the EBITDA multiples relative to the enterprise value of these companies.

In the DCF Analysis, the enterprise value and equity value were calculated by discounting the future cash flow expected from the fourth quarter of the fiscal year ended February 28, 2025 at a certain discount rate to the present value based on the financial forecasts prepared by the Company for the period from the fiscal year ended February 28, 2025 through the fiscal year ending February 28, 2031 and recent business performance trends. The going concern value under the DCF Analysis was calculated using the perpetuity growth rate method and the multiple method. Specifically, a discount rate of 4.27% to 4.47% was used, with a perpetuity growth rate of 2% under the perpetuity growth method and an EBITDA multiple of 7.55 times to 8.05 times under the multiple method. In the financial forecasts of the Company, which Mizuho Securities used as a basis under the DCF Analysis, there are no fiscal years in which a substantial increase or decrease in profit is expected; however, there are certain fiscal years in which a substantial increase or decrease in free cash flow is expected. Specifically, the fiscal year ending February 28, 2026 is expected to see a decrease of 93.3 billion yen from the previous fiscal year, and the fiscal year ending February 28, 2029 is expected to see an increase of 90.9 billion yen from the previous fiscal year, primarily due to increase or decrease in capital investment related to new mall investments and the expansion and revitalization of existing malls in Japan and overseas.

As it is difficult to specifically estimate the impact on earnings of the synergies anticipated to be realized through the implementation of the transaction at this time, these synergies have not been incorporated in the financial forecasts or the valuation calculations conducted by Mizuho Securities for which the financial forecasts were used as a basis.

Mizuho Securities has conducted the valuation of the share exchange ratio above, principally using publicly available information and information provided to Mizuho Securities as is, and on the assumption that such materials and information are all accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information and is not obligated to do so. Mizuho Securities has not independently evaluated or assessed the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of AEON, the Company, or their respective affiliates, nor has it requested any third-party appraisals or assessments. Mizuho Securities assumes that the business plan, financial forecasts, and other forward-looking information provided by the Company were reasonably prepared by the Company’s management team based on the best estimation and judgment which could be obtained at this point in time. Mizuho Securities has relied on the above-mentioned information without independently verifying the accuracy, reasonableness, or feasibility of the Company’s business plan. Mizuho Securities’ calculation of the share exchange ratio reflects the information obtained by Mizuho Securities and the economic conditions existing up to April 10, 2025. Mizuho Securities’ valuation is intended solely to serve as reference for the Company’s Board of Directors in considering the share exchange ratio.

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(c)	Valuation by Plutus Consulting

After considering which calculation method to use from among multiple calculation methods, Plutus Consulting selected the market price method for AEON shares, since AEON shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available.

Plutus Consulting conducted the valuation of the Company’s shares employing the market price method since the Company’s shares are listed on the Tokyo Stock Exchange Prime Market and their market price is available, and the DCF Analysis to reflect the future business activities in the valuation.

The following are the results of the share exchange ratio calculation, where the per-share value of AEON shares based on each valuation method is 1.

Method used		Calculated range of share exchange ratio
AEON	The Company
Market price method (Reference Date (1))	Market price method (Reference Date (1))	0.52 to 0.54
Market price method (Reference Date (2))	Market price method (Reference Date (2))	0.56 to 0.62
	DCF Analysis	0.41 to 0.71

Under the market price method, with the reference dates set at February 27, 2025 (Reference Date (1)), which is the business day before the execution date of the MOU, and eliminating the impact on the share price of speculative reports by certain media outlets regarding the Shares Exchange (before the close of trading hours on February 28, 2025), as well as at April 10, 2025 (Reference Date (2)) to take into account the market’s evaluation based on the share price situation over the period from the execution of the MOU to the execution of the Share Exchange Agreement, the closing prices of AEON shares and the Company’s shares on the Tokyo Stock Exchange on the Reference Dates (1) and (2), as well as the simple average closing prices over the periods of one month, three months, and six months up to the Reference Dates (1) and (2), were used.

Under the DCF Analysis, the enterprise value and equity value of the Company were calculated by discounting the free cash flow expected to be generated by the Company from the fourth quarter of the fiscal year ended February 28, 2025 at a certain discount rate to the present value based on the financial forecasts prepared by the Company for the period from the fiscal year ended February 28, 2025 through the fiscal year ending February 28, 2031 and recent business performance trends. The discount rate was based on the weighted average cost of capital (WACC) and set at 4.5% to 5.1%. The going concern value was calculated using the perpetuity growth rate method with a perpetuity growth rate of 0%.

In the financial forecasts of the Company, which Plutus Consulting used as a basis under the DCF Analysis, there are no fiscal years in which a substantial increase or decrease in profit is expected; however, there are certain fiscal years in which a substantial increase or decrease in free cash flow is expected. Specifically, the fiscal year ending February 28, 2026 is expected see a decrease of 108.1 billion yen from the previous fiscal year, and the fiscal year ending February 28, 2029 is expected to see an increase of 91.3 billion yen from the previous fiscal year, primarily due to increase or decrease in capital investment related to new mall investments and the expansion and revitalization of existing malls in Japan and overseas.

As it is difficult to specifically estimate the synergy effects anticipated to be realized through the implementation of the Share Exchange at this time, these synergy effects have not been incorporated in the business outlook used by Plutus Consulting in the valuation under the DCF Analysis.

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Plutus Consulting has conducted the valuation of the share exchange ratio above, principally using information provided to Plutus Consulting and publicly available information as is, and on the assumption that such materials and information are all accurate and complete. Plutus Consulting has not independently verified the accuracy or completeness of such information. Plutus Consulting has not independently evaluated or assessed the assets or liabilities (including financial derivatives, off-balance-sheet assets, off-balance-sheet liabilities, and other contingent liabilities) of AEON, the Company, or their respective affiliates, nor has it requested any third-party appraisals or assessments. Plutus Consulting assumes that information concerning the Company’s financial forecasts was reasonably prepared by the Company’s management team based on the best estimation and judgment which could be obtained at the time of valuation. However, Plutus Consulting has confirmed the content of the Company’s business plan which used as a basis of the valuation by exchanging questions and answers with the Company. Furthermore, as described below in (iii) “The Company having obtained a written report from the disinterested special committee” under (4) “Matters taken into consideration to avoid conflicts of interest with the Company’s shareholders,” the Special Committee has reviewed the contents and key assumptions of the business plan, the process of their preparation, and other details, and confirmed that the business plan is reasonable.

2)	Matters regarding the appropriateness of AEON’s amount of capital and reserves

AEON’s amount of capital and reserves to be increased through the Share Exchange will be as follows. Such handling was decided within the scope of laws and regulations after comprehensive consideration of AEON’s financial position, capital policy and other circumstances, and was determined to be appropriate.

(1)	Capital	¥0
(2)	Amount of legal capital surplus	The amount that AEON determines separately in accordance with the provision of Article 39 of the Regulation for Corporate Accounting
(3)	Amount of legal retained earnings	¥0

3)	Reason for selecting the relevant type of property as consideration for the exchange

The Company and AEON selected AEON shares as consideration for the exchange.

Delivering AEON shares to the Company’s minority shareholders (excluding AEON; the same applies below in this paragraph) as consideration for the Share Exchange will, through the ownership of AEON shares, provide the minority shareholders of the Company with the opportunity to enjoy the expected benefits of implementing various measures envisaged after the Share Exchange, the business development and revenue expansion of the AEON Group that will result from the realization of such benefits, and the resulting rise in the share price of AEON shares. At the same time, this method also provides the possibility for converting AEON shares, which have a high level of liquidity, into cash at any time by trading them on the market. For these and other reasons, it was determined that selecting AEON shares as consideration for the Share Exchange is desirable from the perspective of the interests of the Company’s minority shareholders and is therefore appropriate.

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As a result of the Share Exchange, the Company will become a wholly owned subsidiary of AEON on the effective date (scheduled on July 1, 2025). Consequently, in accordance with the delisting criteria of the Tokyo Stock Exchange Prime Market, after the prescribed procedures are completed, the Company’s shares are expected to be delisted on June 27, 2025 (with the final trading day being June 26, 2025). After delisting, the Company’s shares will no longer be tradable on the Tokyo Stock Exchange Prime Market. If the current effective date of the Share Exchange is changed, the delisting date will also be adjusted accordingly.

Even after the delisting of the Company’s shares, the AEON shares allotted to the Company’s minority shareholders through the Share Exchange will remain listed on the Tokyo Stock Exchange Prime Market. Although some shareholders may receive allotment of shares less than one unit, shareholders holding at least one unit will still be able to trade their shares on the financial instruments exchange market, and the Companies believe that the liquidity of the shares will continue to be provided.

Although shares less than one unit cannot be sold on the Tokyo Stock Exchange Prime Market, shareholders may utilize AEON’s program for purchasing additional shares to form one unit or the buyback program for shares less than one unit, should they wish to do so. For details on these procedures, please see (Note 3) “Handling of shares less than one unit,” to (i) “Details of the allotment in the Share Exchange” under 1) “Matters regarding the appropriateness of the total number and allotment of consideration for the exchange.”

Additionally, for details on the handling of fractions less than one share, please see (Note 4) “Handling of fractions less than one share” to (i) “Details of the allotment in the Share Exchange” under 1) “Matters regarding the appropriateness of the total number and allotment of consideration for the exchange.”

The Company’s minority shareholders will be able to trade their Company’s shares on the Tokyo Stock Exchange Prime Market as usual until the last trading day of June 26, 2025 (scheduled). They will also be able to exercise their legal rights under the Companies Act and other relevant laws and regulations until the Record Time.

4)	Matters taken into consideration to avoid conflicts of interest with the Company’s shareholders

As of April 11, 2025, the Company is a consolidated subsidiary of AEON, with AEON holding 132,351,781 shares of the Company’s shares, which represents 58.16% (rounded to two decimal places; hereinafter the same) of 227,566,243 shares (calculated by subtracting the number of treasury stock (4,896 shares) as of February 28, 2025, from the total number of issued shares of the Company as of February 28, 2025 (227,571,139 shares)). Accordingly, the Company and AEON determined that it is necessary to ensure the fairness of the Share Exchange, and implemented the following measures to ensure fairness (including measures to avoid conflicts of interest):

(i)	Obtaining valuation reports from independent third-party valuation institutions

AEON selected Nomura Securities that is independent of the Companies, the Company selected Mizuho Securities that is independent of the Companies, and the Special Committee selected Plutus Consulting that is independent of the Companies, as their respective third-party valuation institutions, independent of the Companies. Each of AEON, the Company and the Special Committee obtained valuation reports concerning the share exchange ratio.

For an overview of the valuation reports, please see b. “Matters concerning valuation” under (ii) “Basis for the details of allotment in the Share Exchange” above. It should be noted that none of AEON, the Company, or the Special Committee has obtained a fairness opinion from its respective third-party valuation institution to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

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(ii)	Advice from independent law firms

AEON selected Nishimura & Asahi as its legal advisor and received legal advice from this firm regarding the procedures of the Share Exchange and the methods and processes of AEON’s decision-making. Nishimura & Asahi is independent of both AEON and the Company and does not have any material interests with either company.

The Company selected Mori Hamada & Matsumoto as its legal advisor and received legal advice from this firm regarding the procedures of the Share Exchange and the methods and processes of the Company’s decision-making. Mori Hamada & Matsumoto is independent of both AEON and the Company and does not have any material interests with either company.

(iii)	The Company having obtained a written report from the disinterested special committee

a. Background of establishment

The Company received a letter of intent from AEON on January 9, 2025, expressing a desire to commence specific discussions towards making the Company a wholly owned subsidiary of AEON. In response, in order to ensure the fairness of the Share Exchange as mentioned above when considering the Share Exchange and discussing and negotiating the Share Exchange with AEON, the Company decided to have the Governance Committee, which is comprised of five Independent Outside Directors of the Company (Mr. Kunihiro Koshizuka, Ms. Chisa Enomoto, Mr. Hironobu Kurosaki, Ms. Junko Owada, and Ms. Junko Taki), act as the Special Committee for the Share Exchange and provide recommendations, given the fact that those Independent Outside Directors are independent of AEON, the Company, and the success or failure of the Share Exchange, and that the Governance Committee is responsible for appropriately reflecting the opinions of stakeholders, including minority shareholders, to the Board of Directors from a standpoint independent of the management and the controlling shareholder of the Company. The Special Committee began its review of the reasonableness of the Share Exchange, the appropriateness of the transaction terms, and other issues on January 16, 2025. Accordingly, at the Board of Directors meeting held on January 28, 2025, the Company confirmed that the Special Committee would be asked to: (a) examine whether the Board of Directors of the Company should approve the take-private transaction of the Company by AEON and provide recommendations to the Board of Directors of the Company, and (b) examine whether the decision of the Board of Directors of the Company to implement the take-private transaction would be disadvantageous to the minority shareholders of the Company and provide the Special Committee’s opinion to the Board of Directors of the Company (the “Consultation Matters”).

Additionally, the Board of Directors of the Company confirmed that (i) the Board of Directors of the Company would make decisions regarding the take-private transaction by fully respecting the judgment of the Special Committee, and (ii) if the Special Committee determined that the transaction terms of the take-private transaction were not appropriate, the Board of Directors of the Company would not approve the take-private transaction under those transaction terms. Furthermore, the Board of Directors confirmed to grant the Special Committee the authority to (i) negotiate the transaction terms, etc., with AEON (including indirect negotiations through the Company’s officers, employees and advisors),

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(ii) appoint or designate its own financial advisor or third-party valuation institution and legal advisor as necessary for the review and judgment of the Consultation Matters (with the costs to be borne by the Company), or designate or approve (including post-approval) the Company’s financial, legal or other professional advisors, and (iii) receive information reasonably necessary for the review and judgment of the Consultation Matters from the Company’s officers, employees and other persons deemed necessary by the Special Committee, as necessary.

In making the above Board of Directors resolution, considering that the Company is a subsidiary of AEON and that the Share Exchange constitutes a transaction inherently involving issues of structural conflicts of interest and issues of information asymmetry, from the perspective of eliminating the risk of the resolutions of the Company’s Board of Directors being affected by these issues, the resolution was made unanimously by nine out of 12 Directors of the Company, which excludes Mr. Motoya Okada, who currently serves as Director, Representative Executive Officer and Chairman of AEON, and Mr. Keiji Ohno and Mr. Hideki Hayami, who are from AEON. Additionally, at the above Board of Directors meeting, two Audit & Supervisory Board Members of the Company, excluding Mr. Masato Nishimatsu, who concurrently serves as an advisor to AEON, and Mr. Kazuhiro Aoyama, who is from AEON, expressed their opinions that they had no objections to the resolution.

Furthermore, considering that the Share Exchange constitutes a transaction inherently involving issues of structural conflicts of interest and issues of information asymmetry, from the perspective of eliminating the risk of being affected by these issues, Mr. Motoya Okada, Mr. Keiji Ohno, and Mr. Hideki Hayami, among the Directors of the Company, and Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, among the Audit & Supervisory Board Members of the Company, did not participate in the deliberations and resolutions of the Board of Directors concerning the Share Exchange, including the above Board of Directors meeting, and did not participate in the discussions and negotiations of the Share Exchange from the Company’s standpoint.

The compensation for each member of the Special Committee is included in the remuneration for Outside Directors of the Company, as all members of the Special Committee are Outside Directors of the Company and their duties as committee members are considered part of their responsibilities as Outside Directors. Therefore, no success fees contingent on the announcement or successful completion of the Share Exchange are included in their compensation.

b. Background of the review

The Special Committee convened a total of 19 times (approximately 24 hours in total) between January 16, 2025 and April 10, 2025. Additionally, during the intervals between meetings, the Special Committee carried out its duties related to the Consultation Matters by reporting, sharing information, deliberating, and making decisions as necessary through email communications. Specifically, the Special Committee confirmed that there are no issues with the independence and expertise of Mizuho Securities, the independent financial advisor and third-party valuation institution appointed by the Company, and Mori Hamada & Matsumoto, the legal advisor appointed by the Company, and approved their appointment. The Special Committee appointed Plutus Consulting as its own financial advisor and third-party valuation institution in light of factors such as its independence, expertise, and track record.

The Special Committee then received explanations from AEON regarding the background and purpose of the Share Exchange, the growth strategy after the Share Exchange (including synergies from the Share Exchange), the advantages and disadvantages of the Company’s delisting, the management policy after the Share Exchange, and their position on the Share Exchange Ratio and other terms, and engaged in a Q&A session with AEON. Similarly, the Special Committee received explanations from the Company regarding the background of being offered the Share Exchange proposal, the purpose of this transaction, the business environment, and business plans, and engaged in a Q&A session with the Company.

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Furthermore, the Special Committee reviewed and approved the business plans to be presented to AEON and the business plans that Mizuho Securities and Plutus Consulting would use as the basis for evaluating the value of the Company’s stock to ensure that their contents, key assumptions and the process of their preparation are reasonable.

Additionally, the Special Committee received legal advice from Mori Hamada & Matsumoto, the Company’s legal advisor, on measures to ensure fairness and avoid conflicts of interest in the Share Exchange as well as other general matters related to the Share Exchange, in light of Mori Hamada & Matsumoto’s independence and expertise.

Furthermore, the Special Committee received explanations from Mizuho Securities, the Company’s financial advisor and third-party valuation institution, and Plutus Consulting, the Special Committee’s own financial advisor and third-party valuation institution, regarding the reasons for selecting the methods used to calculate the consideration for the Share Exchange (including the Share Exchange Ratio), the valuation processes for each method, the material assumptions, and the valuation results. The Special Committee exchanged questions and answers with Mizuho Securities and Plutus Consulting and confirmed the reasonableness of the above.

Additionally, considering the independence and expertise of Mizuho Securities, the Company’s financial advisor, the Special Committee received explanations from Mizuho Securities at the Company’s request, and also received explanations from Plutus Consulting, the Special Committee’s own financial advisor. Taking into account the valuation and analysis results of the share exchange ratio provided by Mizuho Securities and Plutus Consulting, the results of the due diligence conducted on AEON by the Company, and other considerations, the Special Committee deliberated on and examined the negotiation strategy to obtain a higher share exchange ratio from AEON.

Additionally, the Special Committee substantially participated in the discussions and negotiations with AEON regarding the share exchange ratio, such as by (i) receiving timely reports each time the Company received a proposal regarding the share exchange ratio from AEON, (ii) receiving explanations from Mizuho Securities, the Company’s financial advisor, and Plutus Consulting, the Special Committee’s own financial advisor, at the Company’s request, (iii) providing the Company with its opinions multiple times that the Company should request AEON to increase the share exchange ratio, and (iv) deliberating on and examining the strategy for the negotiation with AEON.

As a result, on April 9, 2025, the Company received a proposal from AEON to set the share exchange ratio at 1:0.65 (allotting 0.65 share of AEON for each of the Company’s shares). Consequently, the share exchange ratio was raised from the initially proposed ratio of 1:0.57 (allotting 0.57 share of AEON for each of the Company’s shares) to 1:0.65 (allotting 0.65 share of AEON for each of the Company’s shares).

The Special Committee also received explanations from Mori Hamada & Matsumoto regarding the content of the draft of the press release on the execution of the Share Exchange Agreement, which the Company and AEON plan to disclose, and confirmed that comprehensive information disclosure is expected.

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c. Content of the Decision

Under the circumstances described above, after careful discussions and consideration of the Consultation Matters based on the legal advice received from Mori Hamada & Matsumoto, the financial advice received from Mizuho Securities, and the contents of the Share Exchange Ratio Valuation Report (Mizuho Securities) received on April 10, 2025 and the Share Exchange Ratio Valuation Report (Plutus Consulting) received on April 10, 2025, the Special Committee submitted the Written Report to the Company’s Board of Directors on April 10, 2025, with unanimous consent from all committee members. The main points of the Written Report are as follows.

(a)	Contents of the report
i.	It is appropriate for the Company’s Board of Directors to approve the transaction.
ii.	It would not be disadvantageous to the minority shareholders of the Company for the Company’s Board of Directors to decide on the implementation of the transaction.

(b)	Reason for the report
i.	Whether the transaction will contribute to enhancing the corporate value of the Company

The Special Committee carefully deliberated and considered whether or not the transaction will contribute to enhancing the corporate value of the Company, taking into account the question-and-answer session conducted in the form of writing and interviews with AEON and interviews with the Company. For the following reasons, the Special Committee concluded that the management strategy and specific measures proposed by AEON are one of the means to swiftly and reliably grow the corporate value of the Company, although careful consideration and handling will be required when implementing individual measures.

•	(i) By leveraging the scalability of the AEON Group and the human resources and know-how of the Company, the transaction will expand the management resources available to the Company and have the potential to achieve sustainable growth for the Company; (ii) By integrating demands within the AEON Group, the Company’s sales and profits would increase through the internalization of sales promotion, event planning, advertising business, revitalization and repair work, etc.; (iii) By clarifying the function of the Company as a core company in the AEON Group’s developer business, the services provided by the Company may evolve or expand through vertical integration of the real estate value chain with the Company at its core and the creation of new businesses through this; (iv) By linking the customer data bases of the AEON Group companies, the Company will be able to expand its earnings by developing digital marketing as a group; and (v) It will be difficult to implement these measures more quickly and reliably under the current capital relationship.
•	With regard to the PM properties(Note) entrusted to the Company by AEON Group companies, although there will be certain uncertainties and their impact on the asset efficiency of the Company, if the Company will succeed the PM properties from the AEON Group companies and directly manage them as the owners of the properties, the Company’s performance is expected to improve due to increased business opportunities even in light of the possibility of rent review by the AEON Group companies.

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(Note)	“PM properties” are the properties owned by AEON Group companies whose property management operations are outsourced to the Company.
•	In order to enhance the corporate value of the Company, it is considered essential to develop business in overseas markets where growth is expected. Through the question-and-answer sessions, by effectively utilizing the AEON Group’s management resources while strengthening the financial base through the consolidation of the AEON Group’s demand, etc., the continued development of the business in overseas markets can be expected.
•	On the other hand, there has been concern that as a result of the Company ceasing to be a listed company, there may be a loss of freedom in the procurement of funds required for future growth investments by the Company in that the Company must rely on parent company-subsidiary loans provided through AEON. However, AEON believes that the transaction is generally viewed positively by financial institutions and credit rating agencies and that the AEON Group’s ability to procure funds will be strengthened, and that this does not mean that AEON will deny the Company from conducting its own fund procurement such as borrowing from financial institutions and issuing corporate bonds after the transaction.
•	There was also concern that the execution of the transaction could adversely affect the relationships with the Company’s stakeholders, such as tenants and employees, who are direct customers of the Company. However, since the execution and announcement of the MOU, there have been no signs of the deterioration of such relationships.

ii.	Procedural fairness

Based on the following points, it is believed that fair procedures have been implemented in the transaction from the perspective of benefiting general shareholders.

1)	Establishment of the Special Committee
•	In light of the fact that the transaction is a transaction that typically involves the issues of structural conflicts of interest and information asymmetry, to address these issues and ensure the fairness of the transaction, it has been confirmed that this Special Committee, consisting of five Independent Outside Directors of the Company, will be consulted for the Consultation Matters.
•	The Special Committee consists of the following five members who are deemed to possess the experience and knowledge necessary for examining the matters subject to consultation: (i) Ms. Chisa Enomoto, who has extensive knowledge in the disclosure of sustainability information and the promotion of brand strategies, which are crucial issues for the Company, through her abundant experience and achievements as a leader at multiple companies, including foreign companies, and wide range of activities and networks, including outside directors at other companies and initiatives at universities; (ii) Mr. Kunihiro Koshizuka, who has been engaged in technological strategies, new business creation, and large-scale acquisition projects as a director at other companies, and has advanced knowledge in digital and scientific technology cultivated as an engineer; (iii) Mr. Hironobu Kurosaki, who has management experience in business expansion cultivated as a manager (president) of overseas business activities and local subsidiaries as well as advanced knowledge in risk management; (iv) Ms. Junko Owada, who has advanced knowledge in personnel recruitment education, including human resource utilization, human resource solutions, diversity, and work-style reforms; and (v) Ms. Junko Taki, who has business experience in business strategy planning, the restructuring of business management infrastructure, and the establishment of accounting internal control as an executive officer close to management at other companies, and has advanced knowledge cultivated as a certified public accountant as an expert in accounting auditing, accounting consulting, corporate governance, etc.

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•	During the period from January 16, 2025 to April 10, 2025, the Special Committee held a total of 19 deliberations for a total of approximately 24 hours.

2)	Advice from an independent law firm for the Company
•	The Company has appointed Mori Hamada & Matsumoto as legal advisor, independent from the AEON Group and the AEON MALL Group (the “Group”), to ensure the fairness of the share exchange ratio and other aspects of the transaction. The Special Committee confirmed that there were no issues with its independence, expertise, track record, etc., and approved the appointment. Furthermore, fees payable to Mori Hamada & Matsumoto are calculated by multiplying hourly rates by the hours worked, regardless of the successful completion or failure of the transaction, and since there is no success fee contingent on the completion of the transaction, Mori Hamada & Matsumoto’s independence is considered to be ensured.
•	On that basis, the Company received legal advice from Mori Hamada & Matsumoto regarding the measures to be taken to ensure the fairness of the procedures in the transaction, the procedures for the transaction, the method and process of the Company’s decision-making regarding the transaction, and points to note in other decision-making, etc.

3)	Obtaining a valuation report on the share exchange ratio from a third-party valuation institution independent from the Company
•	To ensure the fairness of the share exchange ratio and other aspects of the transaction, the Company appointed Mizuho Securities, a financial advisor to the Company, as a third-party valuation institution independent of the AEON Group and the Group. The Special Committee confirmed that there were no issues with its independence, expertise, track record, etc., and approved the appointment.
•	Mizuho Bank and Mizuho Trust Bank, which are group companies of Mizuho Securities, have a position as shareholders of the Company and AEON. Although they engage in financing transactions, etc., with the Company and AEON in the ordinary course of banking business, considering that they do not have a material interest in the Share Exchange that involves conflicts of interest, Mizuho Securities has established and is implementing an appropriate conflict of interest management framework, and the Company and Mizuho Securities are executing transactions on the same terms as general business partners and ensures the independence of Mizuho Securities as an independent third-party valuation institution, and Mizuho Securities has a track record as an independent third-party valuation institution in similar cases in the past, it has been confirmed that the independence of Mizuho Securities as a third-party valuation institution is ensured. Fees payable to Mizuho Securities for the transaction include a success fee contingent on, among others, the successful completion of the transaction. However, considering the general practice in similar transactions, it is believed that the inclusion of a success fee contingent on the successful completion of the transaction does not necessarily negate the independence of Mizuho Securities.

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•	On this basis, the Company obtained advice from Mizuho Securities on the calculation of the share exchange ratio and the negotiation policy for the transaction from a financial perspective, and obtained the Share Exchange Ratio Valuation Report (Mizuho Securities) dated April 10, 2025.

4)	Obtaining a valuation report on the share exchange ratio from a third-party valuation institution independent from the Special Committee
•	In considering the Consultation Matters, the Special Committee appointed Plutus Consulting, a financial advisor and third-party valuation institution independent of AEON and the Group, to provide advice from a financial perspective. Fees for Plutus Consulting consist solely of a fixed fee payable regardless of the successful completion or failure of the transaction, without success fee contingent on the completion of the transaction. Accordingly, Plutus Consulting’s independence is considered to be ensured.
•	The Special Committee received the calculation of the share exchange ratio, and advice from a financial perspective, including advice regarding negotiations with AEON, as well as obtaining the Share Exchange Ratio Valuation Report (Plutus Consulting) dated April 10, 2025.

5)	The Company’s establishment of an independent review framework
•	After the Company received the letter of intent from AEON on January 9, 2025, the Company considered and established a project team to consider the transaction (including the preparation of a business plan that would form the basis for the valuation of the Company’s shares) and to conduct discussions and negotiations with AEON. The project team was to be composed of the Company’s officers and employees who do not hold concurrent positions as AEON officers and employees and who have never held positions as officers and employees of the AEON Group (excluding the Company) in the past.
•	On January 28, 2025, based on legal advice from Mori Hamada & Matsumoto, the Board of Directors decided that, for considering, deciding, and negotiating this transaction within the Company, Mr. Keiji Ohno and Mr. Hideki Hayami (who are both Directors), and Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama (who are Audit & Supervisory Board Members), who are from AEON or AEON Group, would not be involved in any discussions or negotiations related to the transaction.
•	The Special Committee has also confirmed that there are no issues with the Company review framework (including the scope of the Company’s officers and employees involved in the review, negotiation, and decision-making of the transaction and their duties), from the perspective of independence and fairness.

6)	Non-participation of Directors and Audit & Supervisory Board Members with interest at the Company
•	Of the 12 Directors of the Company, Mr. Motoya Okada is currently a Director and Representative Executive Officer and Chairman of AEON. Mr. Keiji Ohno and Mr. Hideki Hayami are from AEON. Given that the Company is a consolidated subsidiary of AEON and the transaction falls under a category of transactions that typically involve structural conflicts of interest and information asymmetry issues, it is essential to eliminate the risk that deliberations and resolutions by the Board of Directors will be affected by these issues. For this reason, they have not participated in the Board of Directors’ deliberations and resolutions regarding the transaction until April 10, 2025, and they do not plan to participate in the Board of Directors’ deliberations and resolutions scheduled to be held on April 11, 2025, regarding the execution of the Share Exchange Agreement. Additionally, they have not been involved in the deliberations, consultations, or negotiations concerning the transaction from the position of the Company.

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•	As Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, who are Audit & Supervisory Board Members, are also from AEON, they have not participated in the Board of Directors’ deliberations regarding the transaction until April 10, 2025. They do not intend to participate in the Board of Directors’ deliberations scheduled for April 11, 2025, regarding the execution of the Share Exchange Agreement. Furthermore, they have not participated in the deliberations, consultations, or negotiations regarding the transaction from the position of the Company.

7)	Ensuring that other acquirers have the opportunity to make acquisition proposals (Market Check)
•	The Company and AEON have not entered into any agreement that restricts other bidders from contacting the Company, such as an agreement that includes a deal protection clause that prohibits the Company from contacting a bidder other than AEON.
•	According to the draft of the press release regarding the transaction and the execution of the Share Exchange Agreement, the annual shareholders meeting of the Company to approve the Share Exchange Agreement is scheduled to be held on May 22, 2025, which is more than one month after the announcement of the execution of the Share Exchange Agreement. Given that the MOU to initiate negotiations on the transaction was publicly announced on February 28, 2025, it cannot be said that the opportunities for counterbidders to make proposals is less than in other corporate acquisition cases.

•	The Company has not conducted an active market check, but it is acknowledged that an indirect market check has been performed for the transaction as stated above. Given the implementation of sufficient fairness measures as detailed in 1) to 6) above, it is concluded that the absence of an active market check in and of itself will not compromise the fairness of the procedures for the transaction.

iii.	Appropriateness of transaction conditions
1)	Method of the transaction and type of consideration for acquisition, etc.

The transaction is scheduled to be implemented through the Share Exchange in which AEON will be the wholly owning parent company and the Company will be the wholly owned subsidiary. In the transaction, AEON shares will be delivered to minority shareholders of the Company. The effects of this delivery are that (i) through holding AEON shares, minority shareholders of the Company will be provided with opportunities to enjoy synergies expected through the implementation of various measures envisaged after the Share Exchange, the business development and earnings expansion of the AEON Group through the realization of synergies, and the consequent price increase in of AEON shares, (ii) minority shareholders of the Company will be able to trade highly liquid AEON shares at any time in the market for cash, and

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(iii) there may be minority shareholders of the Company who will have less than one unit of AEON shares and not be able to sell AEON shares on a financial instruments exchange market as a result of the Share Exchange, but they will be guaranteed an opportunity to recover their investment by using the program that allows them to purchase AEON shares in an odd lot, or the program of having such shares bought back. Given these effects, the Special Committee finds that there are no unreasonable points in the method of the transaction and the type of consideration for acquisition, and considers them appropriate.

2)	Share exchange ratio and other transaction conditions

The Special Committee considers the Share Exchange Ratio of 1:0.65 (allocation of 0.65 AEON shares for each of the Company’s shares) to be a reasonable ratio for the following reasons.

(i)	With respect to the Share Exchange Ratio, having the Special Committee that is independent from the Company and AEON negotiate it ensures a situation where reasonable efforts would be made to strive for a Share Exchange conducted under the most advantageous transaction terms possible for general shareholders, in other words, a situation that could be regarded as a transaction between independent parties. On that basis, the ratio was agreed upon after a total of six proposals made by AEON, from 1:0.57 (allocation of 0.57 AEON shares for each of the Company’s shares) as the ratio for the initial proposal, to 1:0.65 (allocation of 0.65 AEON shares for each of the Company’s shares) as the ratio for the final proposal. The Share Exchange Ratio is therefore considered to be a ratio reached after repeated sincere negotiations.
(ii)	The amount that is equivalent to the consideration, 2,607 yen, which is calculated based on the market price of AEON shares on the day before the announcement of the Share Exchange Ratio and the Share Exchange (April 10, 2025), exceeds the highest price of the company’s shares, including intraday prices, from July 11, 2014 to April 10, 2025. Therefore, it is at a price level that does not cause economic disadvantage to shareholders who acquired the Company’s shares in the market during this period.
(iii)	The business plan of the Company (from the fiscal year ending February 28, 2026 to the fiscal period ending February 28, 2031), used as the basis of which Plutus Consulting and Mizuho Securities calculated share values, expects the maximum growth of the Company within the scope reasonably deemed at present achievable, and thus is a reasonable plan to use for this transaction as the basis for calculating the Share Exchange Ratio. In addition, the plan contains no unreasonable points, such as an assumption from which the Share Exchange Ratio would be calculated to be unreasonably low.
(iv)	In Mizuho Securities’ calculations of the share exchange ratio, the share exchange ratio is calculated to be 0.52 to 0.54 under the market price method with the valuation reference date being the day before the announcement of the execution of the MOU (February 27, 2025), 0.56 to 0.62 under the market price method with the valuation reference date being the day when the Share Exchange Ratio Valuation Report (Mizuho Securities) was submitted (April 10, 2025), 0.50 to 0.66 under the comparable company analysis, and 0.44 to 0.83 under the DCF Analysis. Therefore, the Share Exchange Ratio is above the upper limit of the valuation results based on the market price method, and it is within the range of the valuation results based on the comparable company analysis and the DCF Analysis, exceeding the median of these results.

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(v)	In Plutus Consulting’s calculations of the share exchange ratio, the share exchange ratio is calculated to be 0.52 to 0.54 under the market price method with the valuation reference date being the day before the announcement of the execution of the MOU (February 27, 2025), 0.56 to 0.62 under the market price method with the valuation reference date being the day when the Share Exchange Ratio Valuation Report (Plutus Consulting) was submitted (April 10, 2025), and 0.41 to 0.71 under the DCF method. Therefore, the Share Exchange Ratio is above the upper limit of the valuation results based on the market price method and within the range of the valuation results based on the DCF Analysis, exceeding the median of these results.
(vi)	The Share Exchange Ratio of 0.65 shares of AEON for each share of the company is the ratio calculated with the valuation reference date being the day before the announcement of the execution of the MOU (February 27, 2025), and based on the closing price ratio on the valuation reference date and the simple average of the closing price ratios over the period of one month, three months, and six months immediately preceding the valuation reference date, to which premiums of 22.24%, 23.94%, 20.98%, and 20.48% have been added, respectively. These premiums exceed the median premiums of 18.4%, 18.0%, and 20.7% for the closing price ratios on the day before the announcement, the simple average of the closing price ratios for the most recent one month, and the simple average of the closing price ratios for the most recent three months, respectively, for similar cases announced after June 28, 2019, when the “Fair M&A Guidelines” formulated by the Ministry of Economy, Trade and Industry were published (these similar cases exclude those where the target company was a listed subsidiary of the acquirer before the reorganization, and the premium on the business day before the announcement was a discount, unsuccessful cases, REIT cases, and cases where a share exchange was conducted as a method of making the target company a wholly owned subsidiary following a tender offer). Additionally, the premium is at the same level as the median premium of 21.4% for the simple average of the closing price ratios for the most recent six months. Therefore, it is considered that an appropriate premium has been applied.

(iv) Establishment of an independent review system within the Company

The Company has established an internal system to review, negotiate, and make decisions regarding the Share Exchange independently of AEON. Specifically, after receiving a letter of intent from AEON on January 9, 2025, the Company considered and formed a project team to review the Share Exchange (including the preparation of business plans that form the basis for evaluating the value of the Company’s shares) and to engage in discussions and negotiations with AEON. The members of this project team are the Company’s officers and employees who do not hold concurrent positions at AEON and have never held officer or employee positions within the AEON Group (excluding the Group). This arrangement has been maintained.

The Special Committee approved at its meeting held on January 16, 2025, based on legal advice from Mori Hamada & Matsumoto, that three Directors, Mr. Motoya Okada, Mr. Keiji Ohno, and Mr. Hideki Hayami, and two Audit & Supervisory Board Members, Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, who are considered to have interest regarding the Share Exchange, will not participate in any discussions or negotiations related to the Share Exchange in the course of the review, negotiation, and decision-making related to the Share Exchange at the Company. The Company confirmed this review system at the Board of Directors meeting held on January 28, 2025.

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The Special Committee has approved that there are no issues from the perspective of independence and fairness regarding the Company’s review system, including the scope of officers and employees involved in the review, negotiation, and decision-making related to the Share Exchange and their duties.

(v)	Unanimous approval by all disinterested Directors and unanimous opinion of all disinterested Audit & Supervisory Board Members that they have no objection at the Company

The Company carefully discussed and examined whether the Share Exchange with AEON will contribute to the enhancement of the Company’s corporate value and whether the transaction terms of the Share Exchange, including the Share Exchange Ratio, are appropriate, based on the legal advice received from Mori Hamada & Matsumoto, the financial advice received from Mizuho Securities, the content of the Share Exchange Ratio Valuation Report (Mizuho Securities), the content of the Share Exchange Ratio Valuation Report (Plutus Consulting), the Written Report received from the Special Committee, the content of the multiple ongoing discussions between the Special Committee and AEON, and other relevant materials. As a result, the Company resolved at the Board of Directors meeting held on April 11, 2025 to enter into the Share Exchange Agreement.

Given that the Company is a subsidiary of AEON and that the Share Exchange inherently involves issues of structural conflicts of interest and issues of information asymmetry, from the viewpoint of eliminating the risk of the deliberations and resolutions of the Board of Directors of the Company being affected by these issues, the deliberations and resolutions at the Board of Directors meeting of the Company were conducted by nine out of 12 Directors, excluding Mr. Motoya Okada, who concurrently serves as an officer of AEON, and Mr. Keiji Ohno and Mr. Hideki Hayami, who are from AEON. The resolution was unanimously approved by these nine Directors. Additionally, at this Board of Directors meeting, all two Audit & Supervisory Board Members, excluding Mr. Masato Nishimatsu, who concurrently serves as an advisor to AEON, and Mr. Kazuhiro Aoyama, who is from AEON, attended and expressed the opinion that they have no objections to the resolution.

Furthermore, considering that the Share Exchange constitutes a transaction that inherently involves issues of structural conflicts of interest and issues of information asymmetry, from the viewpoint of eliminating the risk of being affected by these issues, Mr. Motoya Okada, Mr. Keiji Ohno and Mr. Hideki Hayami, among the Company’s Directors, and Mr. Masato Nishimatsu and Mr. Kazuhiro Aoyama, among the Company’s Audit & Supervisory Board Members, did not participate in the deliberations and resolutions of the Board of Directors regarding the Share Exchange, including the aforementioned Board of Directors meeting, and did not engage in discussions or negotiations related to the Share Exchange from the Company’s standpoint.

(vi)	Ensuring opportunities for other potential acquirers’ competing acquisition proposals (market check)

The Company and AEON have not entered into any agreements, including transaction protection clauses, that would prohibit the Company from engaging with potential acquirers other than AEON (“Competing Acquirers”) or restrict Competing Acquirers from contacting the Company.

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Additionally, the annual shareholders meeting of the Company to approve the Share Exchange Agreement is scheduled to be held on May 22, 2025, more than one month after the announcement of the execution of the Share Exchange Agreement. Considering that the execution of the MOU to begin discussions on the transaction was announced in advance on February 28, 2025, it cannot be said that opportunities for Competing Acquirers are insufficient compared to other corporate acquisitions.

While the Company has not conducted an active market check, it is recognized that an indirect market check has been conducted as described above. Furthermore, considering the other sufficient measures to ensure fairness described in points (i) through (v) above have been taken, the absence of an active market check does not, by itself, impair the fairness of the procedures in the transaction.

(2)	Matters for referral in regard to consideration
1)	Provisions of the Articles of Incorporation of AEON CO., LTD.

AEON’s Articles of Incorporation have been omitted from the paper-based documents delivered to shareholders who requested delivery of such documents (documents describing matters to be provided electronically) in accordance with laws and regulations and the provision of Article 15 of the Company’s Articles of Incorporation, but are posted on the Company’s website (https://www.aeonmall.com/ir/event/meeting/ (in Japanese)), General Meeting of Shareholders Materials Website (https://d.sokai.jp/8905/teiji/ (in Japanese)) and the Tokyo Stock Exchange website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show (in Japanese)).

*	The Articles of Incorporation of AEON CO., LTD. are available only in Japanese.

2)	Matters regarding the conversion method of consideration for the exchange
(i)	Market for trading consideration for the exchange

AEON shares are traded on the Tokyo Stock Exchange Prime Market.

(ii)	Persons acting as an intermediary, agent or proxy for transactions of consideration for the exchange

Financial instruments dealers (securities firms, etc.) nationwide act as intermediaries and agents in transactions involving AEON shares.

(iii)	Details of restrictions on transfer and other disposition of consideration for the exchange

Not applicable.

3)	Matters regarding the market price of consideration for the exchange

The average closing price of AEON shares (if there is a fraction less than ¥1, it will be rounded off) on the Tokyo Stock Exchange Prime Market over the past one month, three months, and six months with the business day before the date when the conclusion of the Share Exchange Agreement was announced (April 11, 2025) as the base date is as follows.

One month	Three months	Six months
¥3,807	¥3,741	¥3,722

Please see the Tokyo Stock Exchange website (https://www.jpx.co.jp/ (in Japanese)), etc. for the latest market price, etc. of AEON’s common stock.

4)	Details of balance sheets for AEON for each fiscal year ended in the past five years

The details are omitted as AEON submitted a securities report for each fiscal year pursuant to Article 24, paragraph (1) of the Financial Instruments and Exchange Act.

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(3)	Matters regarding the appropriateness of provisions regarding stock acquisition rights regarding the Share Exchange

The Company plans to acquire and cancel all stock acquisition rights it has issued that are not exercised by the day before the effective date of the Share Exchange from the holders of such rights without compensation. The Company has not issued any straight bonds with stock acquisition rights.

(4)	Details of nonconsolidated financial statements, etc. for the most recent business year of AEON CO., LTD.

The details of nonconsolidated financial statements for AEON’s most recent business year (the year ended February 28, 2025) have been omitted from the paper-based documents delivered to shareholders who requested delivery of such documents (documents describing matters to be provided electronically) in accordance with laws and regulations and the provision of Article 15 of the Company’s Articles of Incorporation, but are posted on the Company’s website (https://www.aeonmall.com/ir/event/meeting/ (in Japanese)), General Meeting of Shareholders Materials Website (https://d.sokai.jp/8905/teiji/ (in Japanese)) and the Tokyo Stock Exchange website (https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show (in Japanese)).

(5)	Details of provisional nonconsolidated financial statements, etc. with a provisional closing date after the last day of the most recent business year of AEON CO., LTD.

Not applicable.

(6)	Details of the disposal of important assets, the assumption of significant liabilities, and other events occurring after the last day of the most recent business year that have a significant impact on the status of company assets
1)	The Company
(i)	Conclusion of the Share Exchange Agreement

The meeting of the Company’s Board of Directors held on April 11, 2025 resolved to conduct the Share Exchange with AEON and concluded the Share Exchange Agreement on the same date. An outline of the Share Exchange Agreement is as described above in 2. “Overview of the Content of the Share Exchange Agreement.”

(ii)	Cancellation of treasury stock

Prior to the effective date of the Share Exchange, and by a resolution of the Board of Directors, the Company plans to cancel all of its treasury stock it holds as of the Record Time (including the shares acquired by the Company through the share purchase in response to dissenting shareholders’ exercise of the right to demand the repurchase of shares pursuant to the provisions of Article 785, paragraph (1) of the Companies Act in connection with the Share Exchange) effective as of the Record Time.

(iii)	Termination of shareholder benefit program

The meeting of the Company’s Board of Directors held on April 11, 2025 resolved to terminate the shareholder benefit program effective as of the issuance of benefits vesting on February 28, 2025, subject to the completion of the Share Exchange.

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2)	AEON
(i)	Conclusion of the Share Exchange Agreement

AEON resolved to conduct the Share Exchange with the Company through a decision made by its Representative Executive Officers on April 11, 2025 and concluded the Share Exchange Agreement on the same date. An outline of the Share Exchange Agreement is as described above in 2. “Overview of the Content of the Share Exchange Agreement.”

(ii)	Business integration of Welcia Holdings Co., Ltd. and TSURUHA HOLDINGS INC.

Welcia Holdings Co., Ltd., a consolidated subsidiary of AEON, has entered into a share exchange agreement on April 11, 2025, under which TSURUHA HOLDINGS Inc. is to become the wholly owning parent company and Welcia Holdings Co., Ltd. is to become a wholly owned subsidiary with an effective date of December 1, 2025. Pursuant to a decision made by its Representative Executive Officers on April 11, 2025, AEON has accordingly decided to acquire common stock of TSURUHA HOLDINGS INC. through a tender offer as outlined below.

• Commencement of the tender offer:	Around early December 2025
• Tender offer period:	20 business days, in principle (scheduled)
• Offer price:	¥11,400 per common stock
• Number of shares to be purchased:	11,357,170 shares (Minimum number of shares to be purchased: None, maximum number of shares to be purchased: 11,357,170 shares)
• Purchase price:	¥129,471,738,000 (scheduled)

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Agenda Item 2: Election of eight (8) Directors

The terms of office of all twelve (12) Directors will expire at the conclusion of this General Meeting of Shareholders.

Therefore, we request the election of eight (8) Directors, which represents a reduction of four (4) members, in order to implement management structure reforms and enable agile decision-making by the Board of Directors.

The candidates for Directors are as follows.

No.	Name				Current position and responsibility in the Company	Attendance at Board of Directors meetings
1	Keiji Ohno	Reelection			President	13/14 (93%)
2	Mitsuhiro Fujiki	Reelection			Director, Senior Managing Executive Officer, Administration Manager	18/18 (100%)
3	Hideki Hayami	Reelection			Director, Managing Executive Officer, Finance & Accounting Manager	13/14 (93%)
4	Shinichiro Minami	Reelection			Director, Senior Operating Officer, Development Manager	18/18 (100%)
5	Daisuke Isobe	Reelection			Director, Senior Operating Officer, Overseas Business Manager	14/14 (100%)
6	Masayuki Tsuboya	Reelection			Director, Senior Operating Officer, Sales Manager	14/14 (100%)
7	Motoya Okada	Reelection			Director and Advisor	14/18 (78%)
8	Kunihiro Koshizuka	Reelection	Outside	Independent	Director	18/18 (100%)

(Note 1)       Keiji Ohno, Hideki Hayami, Daisuke Isobe, and Masayuki Tsuboya were appointed as Directors at the 113th Ordinary General Meeting of Shareholders held on May 23, 2024, and the status shown is their attendance at Board of Directors meetings after the said date.

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Policies and procedures in the appointment of candidates for Directors:

In regard to the appointment of candidates for Directors, first the President proposes the appointment in accordance with the following standards, second, after passing through deliberation at a meeting of the Nomination and Compensation Committee, the appointment is resolved at a Board of Directors’ meeting to be an agenda item for the General Meeting of Shareholders, and finally the appointment is submitted at this meeting.

•	For Inside Directors, a candidate must possess ability, knowledge, experience, and actual results in the specialty field where they have strength, in addition to possessing a sense of balance and decisiveness that will allow them to carry out director activities while grasping overall business operations.
•	For Outside Directors, a candidate must possess abundant experience and in-depth understanding in their field, be able to ensure an adequate amount of time to execute their duties as a director of the Company, and possess the qualities that would allow them to provide supervision and proposals from an independent standpoint that ensure the appropriateness and validity of decisions of the Board of Directors.

Expertise and experience of candidates for Directors <skill matrix>

In selecting candidates for Director that will make up the Board of Directors, the goal is for the Board of Directors to be composed of personnel with the expertise and knowledge to be able to strengthen its management oversight function and to utilize the unique qualities of the Company’s business to advance growth policies.

*	The below skill matrix is intended to clarify the balance of skills of the Board of Directors and does not represent all of the expertise and experience possessed by each candidate.
Candidate for Director	Corporate management	Internal control	Treasury, accounting and finance	Real estate		Diversity and work-style reform	Digital transformation	Sustainability	Global experience	Marketing branding
				Planning and development	Operation
Keiji Ohno	●				●			●	●
Mitsuhiro Fujiki		●				●		●
Hideki Hayami	●		●							●
Shinichiro Minami				●				●	●
Daisuke Isobe				●	●				●
Masayuki Tsuboya				●	●				●
Motoya Okada	●							●	●
Kunihiro Koshizuka (Outside)	●	●					●

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Candidate no. 1	Keiji Ohno (March 13, 1973)	Reelection	Number of the Company’s shares owned: 300 shares Tenure 1 year Attendance at Board of Directors meetings 13/14

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Apr. 1995	Joined JUSCO Co., Ltd. (now AEON CO., LTD.)
Sep. 2009	Manager, JUSCO Musashi Murayama Mall, AEON Retail Co., Ltd.
Feb. 2011	General Manager of Corporate Planning Division, Minami Kanto Company, AEON Retail Co., Ltd.
Mar. 2012	Group Customer Service Officer, AEON CO., LTD. and General Manager of Customer Service Division, AEON Retail Co., Ltd.
Mar. 2013	General Manager of Sales Division, AEON (Thailand) Co., Ltd.
May 2015	Director and President, AEON (CAMBODIA) Co., Ltd.
Mar. 2021	President and CEO, AEON RYUKYU Co., Ltd.
Jul. 2022	Director and President, AEON CO. (M) BHD.
Mar. 2023	Executive Officer in Charge of Malaysia, AEON CO., LTD.
Mar. 2024	Counselor, the Company
May 2024	President and CEO, the Company (to present)

Reasons for selection as a candidate for Director

Keiji Ohno possesses abundant management experience and a track record of business promotion in the AEON Group, and as President, he has contributed to the enhancement of the Company’s corporate value through his supervision of decision-making on important matters and business execution. He is working to address medium- to long-term management issues such as capturing overseas growth markets and enhancing the value of malls through co-creation with our communities while leading our business overall. The Company has nominated him for another term as a candidate for Director to achieve further business growth.

Conflicts of interest

No conflict of interest exists between the Company and Keiji Ohno.

(Note) Keiji Ohno was appointed as Director at the 113th Ordinary General Meeting of Shareholders held on May 23, 2024, and the status shown is his attendance at Board of Directors meetings after the said date.

Candidate no. 2	Mitsuhiro Fujiki (November 21, 1960)	Reelection	Number of the Company’s shares owned: 12,364 shares Tenure 10 years Attendance at Board of Directors meetings 18/18

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Apr. 1985	Joined the Company
Apr. 2011	General Manager of AEON MALL Niihama, the Company
Nov. 2012	General Manager of AEON MALL Miyazaki, the Company
Apr. 2013	General Manager of West Japan Business Department, Sales Division, the Company
Sep. 2014	General Manager of Chushikoku Business Department, Sales Division, the Company
Apr. 2015	General Manager of Sales Division, the Company
May 2015	Director, General Manager of Sales Division, the Company
Apr. 2017	Director, General Manager of Leasing Division, the Company
May 2018	Managing Director, General Manager of Leasing Division, the Company
Apr. 2021	Managing Director, General Manager of Customer Experience Creation Division, the Company
May 2021	Senior Managing Director, General Manager of Customer Experience Creation Division, the Company
Apr. 2023	Senior Managing Director, Executive General Manager, Customer Experience Creation Division, the Company
Apr. 2024	Senior Managing Director, Executive General Manager, Administration Division, the Company
Mar. 2025	Director, Senior Managing Executive Officer, Administration Manager, the Company (to present)

Reasons for selection as a candidate for Director

Since joining the Company, Mitsuhiro Fujiki has engaged primarily in the operation of shopping malls and in leasing operations and led the Customer Experience Creation Division, and since April 2024, he has served as Executive General Manager of Administration Division. He has served as Director since 2015. The Company has nominated him for another term as a candidate for Director because he has extensive knowledge and experience related to internal business, and can play a role in promoting business strategies from a management perspective.

Conflicts of interest No conflict of interest exists between the Company and Mitsuhiro Fujiki.

40

Candidate no. 3	Hideki Hayami (March 15, 1973)	Reelection	Number of the Company’s shares owned: 300 shares Tenure 1 year Attendance at Board of Directors meetings 13/14

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Apr. 1996	Joined JUSCO Co., Ltd. (now AEON CO., LTD.)
May 2012	Director, General Manager of Corporate Management Department, COX CO., LTD.
Feb. 2016	Director, in charge of Administration, COX CO., LTD.
Mar. 2017	General Manager of Business Management Department, AEON CO., LTD.
May 2018	Audit & Supervisory Board Member, the Company
Mar. 2020	Director and Managing Executive Officer in charge of Business Management, AEON Retail Co., Ltd.
Apr. 2024	Director, AEON Retail Co., Ltd. (part-time)
Apr. 2024	Executive General Manager, Finance & Accounting Division, the Company
May 2024	Managing Director, Executive General Manager, Finance & Accounting Division, the Company
Mar. 2025	Director, Managing Executive Officer, Finance & Accounting Manager, the Company (to present)

Reasons for selection as a candidate for Director

Hideki Hayami has experience as a Director of AEON Group companies and as an Audit & Supervisory Board Member of the Company, and as Managing Director, Executive General Manager of Finance & Accounting Division, he has been responsible for the management and supervision functions of the finance, accounting, and business administration divisions. The Company has nominated him for another term as a candidate for Director because he plays a central role in profit structure reforms and creating cash flow through new business expansion, including domestic and international store openings and the development of commercial complexes, leveraging his abundant experience and knowledge in business management.

Conflicts of interest

No conflict of interest exists between the Company and Hideki Hayami.

(Note) Hideki Hayami was appointed as Director at the 113th Ordinary General Meeting of Shareholders held on May 23, 2024, and the status shown is his attendance at Board of Directors meetings after the said date.

Candidate no. 4	Shinichiro Minami (August 21, 1974)	Reelection	Number of the Company’s shares owned: 4,376 shares Tenure 2 years Attendance at Board of Directors meetings 18/18

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Apr. 2000	Joined the Company
Feb. 2012	General Manager of AEON MALL Hubei Development Department, China Division, the Company
Apr. 2013	General Manager of AEON MALL Hubei Administration Department, China Division, the Company
Jun. 2015	General Manager of Wuhan Jinyintan, AEON MALL (Hubei) Business Management Co., Ltd.
Oct. 2016	General Manager of Wuhan Jinqiao, AEON MALL (Wuhan) Business Management Co., Ltd.
May 2018	President of AEON MALL (Hubei) Business Management Co., Ltd.
Oct. 2020	General Manager of Chushikoku Business Department, Sales Division, the Company
Apr. 2023	Executive General Manager, Development Division, the Company
May 2023	Director, Executive General Manager, Development Division, the Company
Mar. 2025	Director, Senior Operating Officer, Development Manager, the Company (to present)

Reasons for selection as a candidate for Director

Since joining the Company, Shinichiro Minami has been engaged in the planning and development business, and has driven the development of new malls in the Wuhan area as the General Manager in charge of development in Hubei Province, China, as well as mall operations in the area as General Manager and President. In Japan, he has promoted area strategies for the Chugoku and Shikoku area as General Manager of Chushikoku Business Department, and has been Executive General Manager of Development Division since April 2023. The Company has nominated him for another term as a candidate for Director because he possesses the business promotion, leadership, and risk response skills acquired through his experience in development and operation of malls in Japan and overseas, and is capable of leading future development operations, including strategic planning for the construction of next-generation malls and the development of diverse value offerings.

Conflicts of interest No conflict of interest exists between the Company and Shinichiro Minami.

41

Candidate no. 5	Daisuke Isobe (May 7, 1969)	Reelection	Number of the Company’s shares owned: 1,900 shares Tenure 1 year Attendance at Board of Directors meetings 14/14

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Aug. 2003	Joined the Company
Apr. 2012	General Manager of AEON MALL Sakai Kitahanada, the Company
May 2015	General Manager, AEON MALL BSD CITY, PT. AEON MALL INDONESIA
Jan. 2018	President Director, PT. AEON MALL INDONESIA
Mar. 2022	General Manager of Nishikinki Business Department, Customer Experience Creation Division, the Company
Apr. 2023	Branch Manager of West Japan Branch, the Company
Apr. 2024	Executive General Manager, Overseas Business Division, the Company
May 2024	Director, Executive General Manager, Overseas Business Division, the Company
Mar. 2025	Director, Senior Operating Officer, Overseas Business Manager, the Company (to present)

Reasons for selection as a candidate for Director

Daisuke Isobe has served as President Director of a local subsidiary in Indonesia, and in Japan as General Manager and Branch Manager, and possesses practical experience as a manager as well as knowledge of management decision-making, and he has been responsible for strengthening the profitability of our overseas operations as Director, Executive General Manager of Overseas Business Division. The Company has nominated him for another term as a candidate for Director to increase profits as a growth driver for the Group through promoting strategic dominance in overseas business and improving the profitability of existing malls.

Conflicts of interest

No conflict of interest exists between the Company and Daisuke Isobe.

(Note) Daisuke Isobe was appointed as Director at the 113th Ordinary General Meeting of Shareholders held on May 23, 2024, and the status shown is his attendance at Board of Directors meetings after the said date.

42

Candidate no. 6	Masayuki Tsuboya (April 25, 1969)	Reelection	Number of the Company’s shares owned: 800 shares Tenure 1 year Attendance at Board of Directors meetings 14/14

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Sep. 2003	Joined the Company
May 2005	General Manager of Diamond City Itami Terrace, the Company
Apr. 2011	General Manager of Human Resource Management Department, the Company
May 2013	General Manager of West Japan Leasing Department, Leasing Management Department, the Company
Nov. 2017	General Manager of Kyusyu & Okinawa Business Department, Sales Management Department, the Company
Mar. 2020	Managing Director, AEON MALL (CAMBODIA) Co., Ltd.
Feb. 2022	Managing Director, AEON MALL (CAMBODIA) LOGI PLUS Co., Ltd.
Apr. 2024	Executive General Manager, Customer Experience Creation Division, the Company
May 2024	Director, Executive General Manager, Customer Experience Creation Division, the Company
Mar. 2025	Director, Senior Operating Officer, Sales Manager (to present)

Reasons for selection as a candidate for Director

Masayuki Tsuboya has experience in wide range of business areas both domestically and internationally, with roles including mall management, business division manager, and organizational management in human resources, human resource development, and leasing in Japan, as well as serving as Managing Director of local subsidiaries in Cambodia, and as Director, Executive General Manager of Customer Experience Creation Division, he has strengthened our domestic sales capabilities and achieved revenue growth. The Company has nominated him for another term as a candidate for Director because he is capable of leading the increase in the number of visitors through revitalization of existing domestic malls and the expansion of area share, which are our most important issues.

Conflicts of interest

No conflict of interest exists between the Company and Masayuki Tsuboya.

(Note) Masayuki Tsuboya was appointed as Director at the 113th Ordinary General Meeting of Shareholders held on May 23, 2024, and the status shown is his attendance at Board of Directors meetings after the said date.

Candidate no. 7	Motoya Okada (June 17, 1951)	Reelection	Number of the Company’s shares owned: 5,280 shares Tenure 27 years Attendance at Board of Directors meetings 14/18

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Mar. 1979	Joined JUSCO Co., Ltd. (now AEON CO., LTD.)
May 1990	Director, JUSCO Co., Ltd.
Feb. 1992	Managing Director, JUSCO Co., Ltd.
May 1995	Senior Managing Director, JUSCO Co., Ltd.
Jun. 1997	President, JUSCO Co., Ltd.
May 1998	Director, the Company
May 2002	Director and Advisor, the Company (to present)
May 2003	Director, President and Representative Executive Officer, AEON CO., LTD.
Mar. 2012	Director, President and Representative Executive Officer, and Group CEO, AEON CO., LTD.
Feb. 2015	Director and Advisor, AEON Retail Co., Ltd. (to present)
Mar. 2020	Director, Chairman and Representative Executive Officer, AEON CO., LTD. (to present)

Reasons for selection as a candidate for Director

AEON CO., LTD. and each company in the AEON Group recognize that working to maximize synergy effects while striving for closely knit cooperation and emphasizing their mutual independence and autonomy, leads to shareholder interest. With his extensive experience and ability as a business manager, and with the goal of increasing the effectiveness of the administration of sound business management for the Company and the Group strategy, the Company has nominated Motoya Okada for another term as a candidate for Director.

Conflicts of interest

Motoya Okada is Director, Chairman and Representative Executive Officer of AEON CO., LTD. and AEON CO., LTD. is a major shareholder (parent company) of the Company. Also, he is Director and Advisor of AEON Retail Co., Ltd. which is a sister company of the Company and located as a tenant of the Company.

43

Candidate no. 8	Kunihiro Koshizuka (September 30, 1955)	Reelection	Outside	Independent	Number of the Company’s shares owned: 0 shares Tenure 5 years Attendance at Board of Directors meetings 18/18

[Career summary, position and areas of responsibility in the Company, and significant concurrent positions outside the Company]
Apr. 1981	Joined Konishiroku Photo Industry Co., Ltd. (now KONICA MINOLTA, INC.)
Apr. 2013	Executive Officer, General Manager of Technology Strategy Department and R&D Headquarters, KONICA MINOLTA, INC.
Apr. 2014	Senior Executive Officer, General Manager of Technology Strategy Department and R&D Headquarters, KONICA MINOLTA, INC.
Jun. 2015	Director and Senior Executive Officer (CTO), KONICA MINOLTA, INC.
Jun. 2019	Senior Technical Advisor, KONICA MINOLTA, INC.
May 2020	Outside Director, the Company (to present)
Jun. 2021	External Director, Tokyu Construction Co., Ltd. (to present)
Jun. 2022	Outside Director, WILL GROUP, INC. (to present)
Jun. 2022	Outside Director, F.C.C. Co., Ltd. (to present)
Dec. 2023	Outside Director at MIC Co., Ltd. (to present)

Reasons for selection as a candidate for Outside Director and expected role

At other companies where Kunihiro Koshizuka has served as a director, he has been involved in promoting technology strategies, creating new businesses, and large acquisition projects. He provides appropriate supervision and recommendations on the Company’s management issues including in the digital domain by leveraging his high level of expertise and experience in digital and scientific technologies. He also serves as the leading Independent Outside Director, acting as a consensus builder for Outside Directors and speaking proactively from a position of management supervision. The Company has nominated him for another term as a candidate for Director because he is expected to provide sufficient advice for the Company’s sustainable growth and enhancement of corporate value over the medium to long term.

Conflicts of interest

No conflict of interest exists between the Company and Kunihiro Koshizuka.

Kunihiro Koshizuka is scheduled to retire as External Director of Tokyu Construction Co., Ltd. in late June 2025 upon expiration of his term of office.

44

(Notes)
1.	The Company has entered into a limited liability agreement with Kunihiro Koshizuka pursuant to the provisions of Article 427, paragraph (1) of the Companies Act. If his reelection is approved, the Company intends to continue this agreement. The summary of details of the agreement is as follows:
(i)	The maximum amount of liability for damages incurred due to negligence of duties by the Outside Director shall be up to the minimum amount as provided for by Article 425, paragraph (1) of the Companies Act.
(ii)	The limitation of liability shall be accepted only if the Outside Director has acted in good faith and without gross negligence in performing his or her duties.
2.	The Company notified the Tokyo Stock Exchange of the election of Kunihiro Koshizuka as Independent Officers pursuant to Regulations of the Tokyo Stock Exchange. If his reelection is approved, the Company intends to continue to notify the said Exchange of his election as an Independent Officer.
3.	In order to support an aggressive management group to secure excellent human resources and growth, the Company has concluded a directors and officers liability insurance (“D&O insurance”) agreement with the following outline. Each candidate for Director to be reelected is already an insured person of the insurance agreement, and will continue to be insured after their reelection.

When the agreement is renewed, the Company plans to renew the insurance agreement with said details.

Outline of Directors and Officers Liability Insurance (“D&O Insurance”) Agreement

(1)	Scope of insureds

Directors, Audit & Supervisory Board Members and other officers of the Company

(2)	Share of actual insurance premiums by insured persons

The Company will bear all insurance expenses with no expenses borne by the insured persons.

(3)	Outline of insured events covered

The insurance agreement covers any damages, legal costs, and other related expenses that may be incurred when insured Directors and officers become liable with regard to the execution of their duties or be claimed for damages with regard to the pursuit of such liability. However, there are some exemptions, such as the case where the insured person committed an act even though he/she had been aware that the act falls under the violation of laws and regulations.

(4)	Measures to ensure that the appropriateness of duties of Directors and officers is not impaired

The insurance has a provision specifying the amount of exemption. Therefore, damages below the amount are not covered by the agreement.

(Reference) Independence Standards and Qualification for an Independent Outside Director

When electing Independent Outside Directors, in addition to following independence standards designated by the Tokyo Stock Exchange, candidates are selected from people with experience in various industries or in management who possess diverse perspectives, abundant experience, in-depth understanding, and specialized expertise, and candidates who can contribute to candid, active and constructive discussions at Board of Directors’ meetings are elected.

45

(Reference)

Business Report Summary

Financial highlights

Operating revenue	Operating income
¥449,753 million Year on year 106.3%	¥52,146 million Year on year 112.4%

Ordinary income	Net income attributable to owners of parent
¥42,595 million Year on year 114.9%	¥14,260 million Year on year 69.9%

Operating Results by Segment

46

Key outcomes of activities in FY2024

*	Renovated malls selected here are only projects involving floor space expansion

47

2030 Vision/Medium-Term Management Plan

2030 Vision

AEON MALL, Co-Creating With Our Communities

Connecting all like-minded stakeholders and co-creating activities that lead to the future of sustainable communities

FY2023-FY2025 Medium-Term Management Plan

Truly Integrated ESG Management

Initiatives

Pursue a Regional Shift in Japan and Overseas

Create a Platform for Health and Wellness

Growth Initiatives (Priority Measures)

Discover and Commercialize Business Opportunities in Overseas Growth Markets

Pursue Business Model Innovation in Japan

Create New Business Models that Break From Existing Business Frameworks

Foundation

Build Strong Financial Foundations and Resilient Organizations From the Perspective of Sustainability

48

Building Governance Structures for Supporting Growth

In addition to the Board of Directors and the Audit & Supervisory Board, which are supervisory bodies stipulated by laws and regulations, the Company has established a total of six advisory bodies (Nomination and Compensation Committee, Governance Committee, Management Strategy Advisory Committee, and Management Meeting (Risk Management Committee, Compliance Committee, and ESG Promotion Committee)) to strengthen corporate governance functions. Within each advisory body, specific matters to be deliberated, mainly by Outside Directors, are as follows, and the Company is working to improve competitiveness through prompt decision-making. The Management Strategy Advisory Committee is chaired by the President, since he takes the lead in advancing management policy and management strategy issues. Like other advisory committees, this Committee actively discusses, deliberates, and works to resolve the issues under the reporting and advice of Outside Directors and Outside Audit & Supervisory Board Members.

Governance Committee	FY2024 Number of times held: 9 times (established in October 2021)

Chair: Chisa Enomoto	Main roles	Composition of the Committee
In order to appropriately reflect the opinions of minority shareholders in the Board of Directors, the Committee, consisting solely of Independent Outside Directors, discusses the rationality and appropriateness of transactions with the parent company, group companies, etc., on agenda items for the Board of Directors from a standpoint independent of management and controlling shareholders, and reports to the Board of Directors on the Committee’s approval or disapproval and a summary of reasons for its decision.
Five Independent Outside Directors
Chair’s comment
In this Committee, members themselves set themes that contribute to improving the Company’s governance functions and strengthen their involvement through discussions, which I believe has increased the number of incident verifications and has served as an opportunity to raise awareness of governance when conducting transactions with Group companies. The Committee also makes recommendations to comply with documentation to confirm the rationality of transactions and appropriateness of transaction terms, verifies the selection process and contract conditions, and strives to improve the transparency of management decisions.

Nomination and Compensation Committee	FY2024 Number of times held: 6 times (established in December 2018)

Chair: Kunihiro Koshizuka	Main roles	Composition of the Committee
In accordance with the rules of the Nomination and Compensation Committee, the Committee discusses mainly “policies and standards for nomination of Director candidates” and “appropriateness of performance evaluations of each Director in determining basic and performance-based compensation for Directors” and reports to the Board of Directors as appropriate.
Five Independent Outside Directors Two Inside Directors
Chair’s comment
In addition to playing an important role in governance by selecting and evaluating Directors, the Committee discusses “policies and plans for the development of successors, etc. for Director candidates” in relation to human resources who are likely to be Director candidates in the next fiscal year. It provides advice to help candidates enhance their management perspectives and advance as future managers. Through discussions at the Committee, consisting mainly of Independent Outside Directors, we strive to achieve sustainable growth, enhance corporate value, and improve the corporate governance structure of the Company.

49

Management Strategy Advisory Committee	FY2024 Number of times held: 5 times (established in May 2021)

Chair: Keiji Ohno	Main roles	Composition of the Committee
With respect to initiatives and solutions for important policy and management strategy issues, the Committee promotes them based on the opinions and advice from Independent Outside Officers, and it provides advice and reports in consultation with the President.
Five Independent Outside Directors Four Audit & Supervisory Board Members (Of which, two Independent Outside Audit & Supervisory Board Members) Six Inside Directors
Chair’s comment

Toward the realization of the Company’s long-term vision, the Committee held discussions from various perspectives on the creation of new value beyond existing businesses, the formulation of medium- to long-term management strategies and specific measures to resolve issues.

While taking advantage of the diverse knowledge of the Independent Outside Officers, the Committee will continue to hold discussions not for the purpose of making resolutions, but as an opportunity for free discussion without being bound by formality and a place for new ideas to emerge. In order to further evolve ESG management, which we have been promoting as a growth measure, we will aim for sustainable growth by realizing “truly integrated ESG management” that creates economic, social, and environmental value for our stakeholders under the policies of “pursuing a regional shift in Japan and overseas” and “creating a platform for health and wellness.”

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Business Report for Fiscal 2024

(March 1, 2024– February 28, 2025)

1.	Status of the corporate group
(1)	Business operations during the fiscal year under review
(i)	Progress and results of operations
a.	Explanation of consolidated results of operations

We recorded higher revenue and profit for the consolidated fiscal year ended February 28, 2025. Operating revenue amounted to ¥449,753 million (+6.3% year on year), while operating income amounted to ¥52,146 million (+12.4%), and ordinary income amounted to ¥42,595 million (+14.9%). We recorded ¥14,210 million in extraordinary losses, including ¥7,179 million in impairment loss and ¥5,148 million in provision for loss on store closings following the decision to terminate management and operation of Seisekisakuragaoka OPA (Tokyo) and Shinsaibashi OPA (Osaka), resulting in net income attributable to owners of parent of ¥14,260 million (-30.1% year on year).

By segment, business in Japan drove consolidated performance with high profit growth, recording operating revenue of ¥345,921 million (+3.7% year on year) and operating income of ¥42,791 million (+19.5%). In addition to proactive revitalization at existing malls, there was a clear recovery in the earning power of domestic malls due to customer attraction measures, implementation of major sales events, and growth in consumption among inbound tourists, and progress was made in building a business foundation to generate continuous cash flow in the future. In overseas business, Vietnam and Indonesia secured higher revenue and profit, but were unable to fully offset profit declines in China and Cambodia, resulting in operating revenue of ¥104,623 million (+16.2% year on year) and operating profit of ¥9,329 million (-11.7%).

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Operating Results by Segment

(Million yen)

	Operating Revenue			Segment Income (Loss)
	Fiscal year ended February 29, 2024	Fiscal year ended February 28, 2025	Change [Year on year]	Fiscal year ended February 29, 2024	Fiscal year ended February 28, 2025	Change [Year on year]
China	58,985	68,141	+9,155 [115.5%]	6,537	4,746	(1,790) [72.6%]
Vietnam	15,263	17,321	+2,057 [113.5%]	3,901	4,235	+334 [108.6%]
Cambodia	8,499	9,308	+809 [109.5%]	411	105	(305) [25.7%]
Indonesia	7,260	9,852	+2,591 [135.7%]	(269)	259	+529 [–]
Other	–	–	–	(14)	(18)	(3) [–]
Overseas	90,009	104,623	+14,614 [116.2%]	10,565	9,329	(1,235) [88.3%]
Japan	333,722	345,921	+12,198 [103.7%]	35,821	42,791	+6,970 [119.5%]
Reconciliations	(563)	(791)	(227) [–]	25	25	– [100.0%]
Total	423,168	449,753	+26,585 [106.3%]	46,411	52,146	+5,734 [112.4%]

The status of sales in each country is as described below. Business results for the fiscal year under review covers a cumulative period from January to December 2024 as the fiscal year-end for overseas companies is the end of December.

52

Japan

▌Operating revenue
¥345.9 billion
▌Operating income
¥42.7 billion

At existing malls, renovations were performed at 11 malls during the fiscal year under review, including the floor space expansion and renovation of LakeTown OUTLET at AEON LakeTown (Saitama Prefecture) on March 29 and AEON Mall Ota (Gunma Prefecture) on April 19. As measures to attract more customers, numerous events during Golden Week, Black Friday, and the New Year holidays, and during the intense heat of summer throughout Japan, many events that entire families could enjoy inside our malls, such as summer festivals, mini fireworks shows, and water parks, were implemented so that members of the community could use our malls as places to cool off and have fun. Consumption from inbound tourism has also risen due to the yen being weak, and efforts to capture this demand primarily at malls near tourist spots and airports nearly doubled duty-free sales growth compared to the previous fiscal year. As a result, specialty store sales at existing malls for the fiscal year under review increased 5.4% year on year (92 malls).

Overseas (China)

▌Operating revenue
¥68.1 billion
▌Operating income
¥4.7 billion

Amid prolonged stagnation in the real estate market and a tough job market for young people in particular, consumer spending continued on a downward trend. At our malls, time-consumption businesses such as food and beverage and amusement performed steadily, with the number of visitors at existing malls increasing 8.2% year on year, while shopping for merchandise such as apparel and accessories declined. While the preference for low prices in daily consumption is expected to continue, spending for special occasions is stable, which is why we worked to expand sales by boosting events to attract customers and sales initiatives to stimulate consumer spending and encourage shopping throughout the mall. As a result, specialty store sales at existing malls for the fiscal year under review increased 1.7% year on year (21 malls).

53

Overseas (Vietnam)

▌Operating revenue
¥17.3 billion
▌Operating income
¥4.2 billion

In southern Vietnam, consumption was affected by delayed improvements in working conditions for factory workers, and there was also impact from restrained consumer activities following the death of the General Secretary of the Communist Party of Vietnam in July, as well as temporary closures at some of our malls due to a major typhoon hitting the northern area in September, but overall consumption in Vietnam remained steady. At our malls, we worked to expand sales by implementing events in partnership with local governments and organizations, issuing coupons usable at specialty shops, and systematically implementing sales promotions and events to attract customers in time for anniversaries and seasonal events. As a result, specialty store sales at existing malls for the fiscal year under review increased 7.4% year on year (six malls).

Overseas (Cambodia)

▌Operating revenue
¥9.3 billion
▌Operating income
¥100 million

At AEON Mall Meanchey (Phnom Penh City), our third mall in Cambodia, we pushed forward with measures to attract more customers, including making progress on previously delayed road construction in the area surrounding the mall, advertising efforts using social media, and renovations to rest areas inside the mall. With the floor space expansion and renovation of AEON Mall Phnom Penh (Phnom Penh City), our first mall in Cambodia, in November of last year, the number of visitors at existing malls increased 5.2% year on year; however, consumption among foreign nationals did not recover due to decreased foreign investment in Cambodia, preventing a full recovery in sales. As a result, specialty store sales at existing malls for the fiscal year under review increased 1.4% year on year (three malls).

54

Overseas (Indonesia)

▌Operating revenue
¥9.8 billion
▌Operating income
¥200 million

We worked to attract more customers by continuously implementing sales promotions and local events at each mall, such as opening sales campaigns coordinated with existing malls when a new mall opened in March and promotions timed with Independence Day in August. Improvements to vacant spaces at existing malls, particularly at AEON Mall Tanjung Barat (South Jakarta), our fourth mall, increased rental income and contributed to higher profits. As a result, the number of visitors to existing malls for the fiscal year under review increased 7.4% year on year (4 malls).

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Discover and Commercialize Business Opportunities in Overseas Growth Markets

Vietnam Strategy

We plan to find and secure property in areas with considerable growth potential and accelerate new mall openings.

In Vietnam, our most important area for new mall openings, we intend to promote the opening of area-dominant malls in the surrounding cities in the central area of the country, in addition to the south centered on Ho Chi Minh City and north centered on Hanoi.

Promotion of securing new properties

In Vietnam, we have signed comprehensive memoranda of understanding on investment and business promotion for shopping mall development with local governments and are steadily securing a pipeline for new store openings. In September 2024, we opened AEON Mall Hue, our first mall in the central region. Hue City, where the mall is located, has a population of approximately 1.24 million, is an area expected to experience economic development, and continued population growth is anticipated.

Three mall openings have been confirmed for 2025 onward, and moving forward, we aim to secure an even deeper foundation for business in Vietnam, extending into regional cities, thus contributing to the sustainable development and urban planning of Vietnam as it undergoes significant economic growth.

•	Opened in September 2024:
•	First mall in the central region

AEON MALL Hue (Hue City)

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China Strategy

In China, we will promote new store openings with a focus on the inland provinces of Hubei and Hunan Provinces, which have high growth potential.

With slumps in the real estate market leading to a slowdown in the Chinese economy, growth differences between areas have emerged at our malls as well. Competition has intensified, and the need for culling of commercial facilities has become apparent, so given this business environment, we will carefully assess trends in each area and consider redesigning our overall China business strategy.

Expanding store openings in high-growth inland China

Since opening our first mall in Beijing in 2008, we have expanded to 24 malls across four areas in China: Beijing/Tianjin, Hubei Province, Jiangsu Province, and Guangdong Province (as of February 2025). In Wuhan City in Hubei Province, we have opened ahead of competitors to establish area branding and have gained strong support from customers. With its high growth potential, the inland region is positioned as a priority area for new store openings, with AEON MALL Wuhan Jiangxia, our fourth store in Hubei Province, opened in November 2023. In September 2024, we also opened AEON MALL Changsha Xingsha, our first mall in Hunan Province. We are planning to open AEON MALL Changsha Xiangjiangxinqu (Changsha City, Hunan Province), our second mall in Hunan Province, in 2025. Hunan Province is located in central China, and its capital city Changsha has maintained high economic growth in recent years, with population growth exceeding three million in the past decade. We will continue to open stores primarily in high-growth inland regions.

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Pursue Business Model Innovation in Japan

In Japan, which has high growth potential, our external environment faces population decline and labor shortages due to low birth rates and an aging population, while our internal environment faces major issues of slow sales at specialty stores, especially those in the apparel business, and of lower investment efficiency due to rising construction costs. We see opportunities in this business environment that dramatically changes from day to day. We intend to pursue the innovation of the existing business model in order to address ever-changing local issues, adapt to customers’ values, and meet potential needs, thereby strengthening the ability to attract customers and improve the profitability of our business in Japan.

Effective use of existing assets to improve profitability

To effectively use existing assets, we will create new business sites based on the actual occupancy rates of mall premises and parking lots to convert underutilized areas into new value. In March 2024, we added a two-story expansion wing to AEON LakeTown OUTLET and performed renovations to incorporate international brands and lifestyle concept brands. Along with this floor space expansion and renovation, a new bridge connecting to the Kaze wing was built to improve traffic throughout the facility. In April 2024, AEON MALL Ota underwent a floor space expansion and renovation, including adding a new two-story wing. With areas such as the Picnic Court in the food court where visitors can experience nature, it has transformed into a community hub for people of all ages, connecting people and cultures. We aim to further solidify our top position and grow our market share as shopping centers across Japan are being culled and strive to create facilities that local customers will continue to choose.

Implementation of drastic changes in our business structure

We have been working to add depth to our existing businesses while our external environment and customers’ value are rapidly changing. Despite the effort, some of our facilities have been unable to fully keep up with these changes and, consequently, their ability to attract customers and profitability have decreased, reducing their capacity to create cash flows. We plan to boost our competitiveness in our market areas through investments for rejuvenation and other means, and to improve our operational efficiency. We are also launching initiatives with a view to making drastic structural changes by taking a real estate- and finance-oriented approach. We decided to terminate the management and operation of Seisekisakuragaoka OPA in August 2025 and end operations of Shinsaibashi OPA in January 2026.

Boosting earning power by renovating existing malls

Renovations were performed at numerous existing malls in fiscal 2024. In addition to swapping specialty stores to make the malls feel fresher, we have worked to create comfortable spaces and environments in common areas to create a reason to visit as well as increase dwell time. Spaces such as Mokuiku Hiroba, a play area for children made with local natural wood, as well as outdoor terraces and parks have been developed so that visitors can spend time in comfort. Free play areas and comfortable spaces give people reasons to visit, and longer stays in malls lead to increased sales at specialty stores. We believe that, to attract customers, having customers visit regularly as fans of the mall is vital, and providing comfortable spaces and environments in common areas is essential to continuously attracting more customers. In strategically implementing floor expansions and renovations to increase the variety of functions, we are working to create facilities that business tenants and local customers will continue to choose.

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Create reasons to visit/increase dwell time	►	Encourage shopping throughout the mall	►	Boost specialty store sales	►	Contribute to Company revenue and profit

Support parenting families	Create comfortable environments
▼	▼

Pursuing a regional shift and creating a platform for health and wellness

(ii)	Capital investment

The total amount of capital investment for the current fiscal year was ¥90,009 million (including long-term prepaid expenses).

It consisted of ¥27,550 million (Japan), ¥29,822 million (China), ¥27,947 million (Vietnam), ¥1,627 million (Cambodia), ¥3,061 million (Indonesia), etc., in the Mall Business. In Japan, we invested in the floor space expansion and renovation of existing malls such as AEON MALL Ota and LakeTown OUTLET for AEON LakeTown. In China, we invested in the opening of new malls, AEON MALL Changsha Xingsha and AEON MALL Hangzhou Qiantang, and in facility costs for AEON MALL Changsha Xiangjiangxinqu slated to open in the next fiscal year. In Vietnam, we invested in the opening of AEON MALL Hue, and in Indonesia, investments were made for the opening of AEON MALL DELTAMAS and more.

(iii)	Financing

In the fiscal year under review, the Company raised ¥33,569 million from current partner banks, etc. as long-term debt, and ¥50,000 million through issuance of bonds.

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(2)	Changes in assets and profit and loss
(i)	Consolidated business results and assets
Classification	2021 (Fiscal year ended February 28, 2022)	2022 (Fiscal year ended February 28, 2023)	2023 (Fiscal year ended February 29, 2024)	2024 (Current fiscal year) (Fiscal year ended February 28, 2025)
Operating revenue (million yen)	316,813	398,244	423,168	449,753
Ordinary income (million yen)	32,540	36,409	37,086	42,595
Net income attributable to owners of parent (million yen)	19,278	12,994	20,399	14,260
Net income per share (yen)	84.72	57.10	89.64	62.66
Total assets (million yen)	1,463,256	1,559,592	1,655,253	1,663,276
Net assets (million yen)	426,931	451,711	476,226	511,094
Net assets per share (yen)	1,830.21	1,935.77	2,040.33	2,192.52
Cash flows from operating activities (million yen)	61,492	101,490	126,305	102,282
Cash flows from investing activities (million yen)	(122,382)	(103,276)	(101,743)	(96,580)
Cash flows from financing activities (million yen)	8,225	13,515	(12,848)	(64,788)
Cash and cash equivalents at end of the period (million yen)	82,973	101,101	112,354	64,687
(Notes)	1.	Net income per share is calculated based on the average total number of shares issued and outstanding during the period.
2.	The status for fiscal 2024 (current fiscal year) is as described in (1) Business operations during the fiscal year under review, (i) Progress and results of operations.
3.	The Company adopted Accounting Standard for Revenue Recognition (ASBJ Statement No. 29, March 31, 2020) as of the beginning of fiscal 2022. Figures for fiscal 2022 onward reflect the application of this accounting standard.

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(ii)	Nonconsolidated business results and assets
Classification	2021 (Fiscal year ended February 28, 2022)	2022 (Fiscal year ended February 28, 2023)	2023 (Fiscal year ended February 29, 2024)	2024 (Current fiscal year) (Fiscal year ended February 28, 2025)
Operating revenue (million yen)	247,951	306,540	318,287	330,298
Ordinary income (million yen)	32,059	32,036	32,370	38,284
Net income (million yen)	25,337	19,804	23,339	22,923
Net income per share (yen)	111.35	87.03	102.56	100.73
Total assets (million yen)	1,315,583	1,412,367	1,436,527	1,429,540
Net assets (million yen)	446,649	453,991	465,606	477,241
Net assets per share (yen)	1,962.75	1,994.96	2,045.95	2,096.98
(Notes)	1.	Net income per share is calculated based on the average total number of shares issued and outstanding during the period.
2.	The Company adopted Accounting Standard for Revenue Recognition (ASBJ Statement No. 29, March 31, 2020) as of the beginning of fiscal 2022. Figures for fiscal 2022 onward reflect the application of this accounting standard.
3.	During fiscal 2021, the following AEON malls were newly opened on the dates shown: AEON MALL Shinrifu South Wing on March 5, 2021; AEON MALL Kawaguchi on June 8, 2021; AEON MALL Hakusan on July 19, 2021; and AEON MALL Nagoya Noritake Garden on October 27, 2021.
4.	During fiscal 2022, THE OUTLETS KITAKYUSHU was newly opened on April 28, 2022, and AEON MALL Toki was newly opened on October 7, 2022.
5.	During fiscal 2023, AEON MALL Toyokawa opened on April 4, 2023; THE OUTLETS SHONAN HIRATSUKA on April 28, 2023; JIYUGAOKA de aone on October 20, 2023; and CeeU Yokohama on December 15, 2023.

(3)	Parent company and major subsidiaries
(i)	Relationship with parent company

The Company’s parent company is AEON CO., LTD., and 58.83% of the Company’s voting rights are held by AEON CO., LTD. and its subsidiaries, including 58.24% under its direct ownership.

The Company entrusts AEON CO., LTD to manage funds. With regard to the business conditions, the Company determines whether or not the business can be performed independently from the parent company in accordance with the internal rules established by the Board of Directors, based on the business conditions with financial institutions in general. Therefore, it is judged that the business does not harm the Company’s interests.

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(ii)	Major subsidiaries
Name	Location	Common Stock	Voting Rights	Main Businesses
AEON MALL (CHINA) BUSINESS MANAGEMENT CO., LTD.	Beijing City, China	US$ 62,700 thousand	100%	Mall Business
AEON MALL (CAMBODIA) CO., LTD.	Phnom Penh, Cambodia	US$ 512,925 thousand	100%
SUZHOU MALL REAL ESTATE DEVELOPMENT CO., LTD.	Jiangsu Province, China	US$ 162,000 thousand	100%
PT. AEON MALL INDONESIA	Jakarta City, Indonesia	IDR 9,649,428 million	93.8%
AEON MALL (GUANGDONG) BUSINESS MANAGEMENT CO., LTD.	Guangdong Province, China	RMB 390,000 thousand	100%
PT. AMSL INDONESIA	Banten Province, Indonesia	US$ 60,000 thousand	66.9%
WUHAN MALL REAL ESTATE DEVELOPMENT CO., LTD.	Hubei Province, China	US$ 203,000 thousand	100%
AEON MALL Long Bien Co., Ltd.	Hanoi City, Vietnam	US$ 200,000 thousand	90.0%
AEON MALL VIETNAM CO., LTD.	Hanoi City, Vietnam	US$ 729,302 thousand	100%
HANGZHOU YUHANG LIANGZHU MALL REAL ESTATE DEVELOPMENT CO., LTD.	Zhejiang Province, China	US$ 133,000 thousand	100%
PT. AMSL DELTA MAS	West Java Province, Indonesia	US$ 64,730 thousand	66.9%
AEON MALL (CHINA) CO., LTD.	Tianjin City, China	US$ 515,421 thousand	100%
AEON MALL DIANYA (TIANJIN) BUSINESS MANAGEMENT CO., LTD.	Tianjin City, China	RMB 322,000 thousand	100%
YANTAI MALL REAL ESTATE DEVELOPMENT CO., LTD.	Shandong Province, China	US$ 164,000 thousand	100%
CHANGSHA MALL COMMERCIAL DEVELOPMENT CO., LTD.	Hunan Province, China	US$ 137,000 thousand	100%
HANGZHOU HANGDONG MALL REAL ESTATE DEVELOPMENT CO., LTD.	Zhejiang Province, China	US$ 152,000 thousand	100%
CHANGSHA MALL XIANGJIANG NEW AREA COMMERCIAL DEVELOPMENT CO., LTD.	Hunan Province, China	US$ 110,330 thousand	100%
KUNSHAN MALL REAL ESTATE DEVELOPMENT CO., LTD.	Jiangsu Province, China	US$ 32,400 thousand	100%
OPA Co., Ltd.	Chiba-shi, Chiba	¥10 million	100%	Urban Shopping Center Business
(Note)	AEON MALL HIMLAM COMPANY LIMITED has changed its name to AEON MALL Long Bien Co., Ltd. as of May 30, 2024.

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(4)	Main businesses (as of February 28, 2025)

The Group consists of the Company, whose parent company is AEON CO., LTD., and 60 consolidated subsidiaries, including OPA Co., Ltd., six other subsidiaries in Japan, AEON MALL (CHINA) BUSINESS MANAGEMENT CO., LTD., 41 other subsidiaries in China, three subsidiaries in Cambodia, two subsidiaries in Vietnam, three subsidiaries in Indonesia, one subsidiary in Singapore, two subsidiaries in Myanmar, and one equity-method company. The Company operates the Mall Business. Among consolidated subsidiaries, OPA Co., Ltd. and two other subsidiaries are engaged in Urban Shopping Center Business, while the remaining 57 subsidiaries are engaged in Mall Business, etc.

The Company is the central entity in the AEON Group responsible for the Shopping Center Development Business. The Company leases mall shop space to general tenants, as well as AEON Retail Co., Ltd. (general merchandise store operator) and other companies within the AEON Group.

(5)	Priorities

We believe that not all the effects of social change present risks for our business, but we believe that we can also uncover many opportunities if we focus on each region. Rather than perceiving business in a uniform manner nationwide, we will anticipate the apparent issues that each region faces and the potential issues that will arise in the future, and work to transform responses to these issues into business.

AEON MALL’s primary course of action, goals, and what we do based on our materiality are as stated below.

Material issues facing AEON MALL (Materiality)

The Company analyzes materialities taking into account SDGs and social issues in Japan and overseas, and evaluates their importance for stakeholders and the Company, and as material issues from ESG perspectives, the Company has defined ten items consisting of five areas: environment; lifestyles; communities; people; and management infrastructure.

The Company has set specific action KPIs (interim targets) for the ten items set out in the materiality to be achieved by 2030 in line with the KGIs (final targets) set as the vision for how we want to be in 2050. By sharing issues company-wide and working together to resolve them, we will create social and economic value and contribute toward realizing a sustainable society.

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Broad	Sub	Materiality	Related SDGs	How we want to be in 2050	Action KPIs (2030)
E	Environ- ment	Solution of environmental issues through business		• A society that has achieved decarbonization • A society where AEON MALL serves as a base for recycling waste into resources • A society that is environmentally friendly and in harmony with nature

•  Number of CO2-free malls using renewable energy*[1]

•  Renewable energy self-sufficiency rate

•  Plastic and food waste recycling rate*[2]

•  Volume of clothing articles collected from customers

•  Number of malls with environmental certifications*[3]

✓ Realization of a decarbonized society
✓ Establishment of circular malls
✓ Conservation of biodiversity

S	Life- styles	Creation of health and wellness platforms		• A society where everyone can live lives of health and wellness in both body and mind • A society where community members can always feel safe, secure, and comfortable

•  Number of initiatives aimed at improving the well-being of customers and community members

• Customer comfort at malls*[4]

• Percentage of disaster prevention agreements or equivalent agreements entered into with local governments

•  (1) Number of government services*[6] available at locations*5/

(2) Number of locations with government services

Building resilient community infrastructure
	Commu- nities	Building deeper community partnerships		• A society where connections with the community resolve local concerns and anxieties

•  Number of partnership agreements*[7] with local governments

•  Create/increase opportunities for contact with community organizations: (1) Number of partnership agreements/ (2) Number of partnership initiatives

•  Create/increase opportunities for contact with educational institutions: (1) Number of partnership agreements/ (2) Number of partnership initiatives

•  Number of initiatives for creating, preserving, and passing down local culture

•  Number of initiatives that help build safety nets to address everyday anxiety and loneliness*[8]

Development of regional culture and communities
	People	Respecting human rights

•  A state where the human rights of all people involved in AEON MALL are respected

•  A state where all people working at AEON MALL are given equal opportunities regardless of individual attributes

•  A state where all people working at AEON MALL can work in good physical and mental health

•  A state where all people working at AEON MALL are given opportunities for education and self-realization

•  Establish and implement a human rights due diligence process

•  Raise awareness on and instill guidelines for sustainable dealings with business partners

•  Participation rate in internal human rights training

•  Ratio of female managers to total managers

•  Ratio of employees with disabilities

•  Ratio of mid-career hires as full-time employees

•  Ratio of employees with high stress

•  Paid leave usage rate

•  Training hours per person

Promotion of diversity, equity & inclusion
Achievement of health-oriented management
Human resource development

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Broad	Sub	Materiality	Related SDGs	How we want to be in 2050	Action KPIs (2030)

G	Manage-ment infra-structure	Building a management infrastructure that supports regional co-creation		• A state where sustainable growth is achieved at AEON MALL

• Results of the assessment of the effectiveness of the Board of Directors

•  Education and awareness on prevention of bribery and corruption to ensure compliance with the Basic Rules for the Prevention of Bribery and anti-bribery clauses* (* clauses in the employment rules)

•  Identify and assess risks to prioritize as a Company

•  Discuss growth strategies (including portfolio transformation) at meetings on management policy

*1 Including the use of non-fossil certificates, etc.

*2 Excluding thermal recycling

*3 Such as ABINC certification

*4 Quantitative evaluation of customer comfort began in fiscal 2024

*5 Locations including affiliates such as OPA Co., Ltd.

*6	Public facilities deployed in tenant areas such as city halls and post offices, consultation windows for government services, polling stations, etc.

*7 (Example) Comprehensive partnership agreements, agreements related to Cooling Shelters, etc.

*8	Implementation of events related to multicultural coexistence, childcare support, senior support, poverty relief, support for people with disabilities, awareness promotion, and other community issues

Please also refer to “Sustainability” on the Company website.

https://www.aeonmall.com/sustainability/ (in Japanese)

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(Realization of a decarbonized society)

As part of our efforts toward decarbonization based on the AEON Decarbonization Vision, we aim to reduce CO2 emissions from our businesses in Japan to zero by 2040.

We have continuously promoted energy-saving activities, which include the installation of solar power generation facilities and EV chargers. In addition to these measures to reduce CO2 emissions, we will be promoting direct renewable energy contracts in each region. Our goal is to convert the electricity used in approximately 160 malls in Japan to renewable energy by the end of fiscal 2025. Then we are switching gradually from the procurement of effectively CO2 emission-free electricity through direct renewable energy contracts in each region to locally produced and renewable energy locally for local consumption (including PPA (Note)). By fiscal 2040, 100% of our directly managed malls will be operated under locally produced and renewable energy locally for local consumption.

We will include our overseas businesses to work toward the realization of a decarbonized society at a faster pace, with the aim of reducing total CO2 emissions from all our business activities to zero.

(Note)	PPA stands for “Power Purchase Agreement Model,” a business model in which a PPA operator uses the premises or roof of a power consumer to install a solar power generation system and sells the power generated by the system to the consumer.

For more details, please see “AEON MALL Sustainability” on the Company’s website:

https://www.aeonmall.com/sustainability/ (in Japanese)

(Establishment of circular malls)

We have incorporated the idea of a circular economy (Note) into our mall management to address the issues of waste disposal and resources. We plan to create a system for resource recycling to develop regional circular economy zones, aiming for “zero” waste, rather than “less.” To create a recycling-oriented society, we work with customers, local communities, our partner companies, and other stakeholders on plastic elimination, food recycling, and collection of used clothes, among others, as our efforts to establish “circular malls.”

(Note)	A circular economy refers to economic activities, in addition to the conventional “3Rs” (reduce, reuse, and recycle), to generate added value by creating services through the effective use of stock while curbing the use of resources and consumption. It aims to maximize the value of resources and products, minimize resource consumption, and reduce waste.

(Conservation of biodiversity)

We assess the impact of our overall business activities on ecosystems and work with stakeholders, including customers, government, and NGOs, to actively reduce the impact and engage in activities to preserve the ecosystems. In addition to the Aeon Hometown Forest Project, we also aim to conserve biodiversity through resource recycling initiatives and the promotion of green purchasing, thereby balancing the sustainability of natural resources and business growth.

In order to analyze the impact of its operations on nature and to address nature-related risks and opportunities, the Company participated in the Taskforce on Nature-Related Financial Disclosures (TNFD) (Note 1) Forum and conducted an analysis using the LEAP approach (Note 2) recommended by the TNFD. To disclose information in line with the TNFD, we also organize the results of the analysis and the Company’s initiatives in accordance with the final recommendations of the TNFD published in September 2023.

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(Notes)	1.	A framework for companies to visualize their impact on nature, risks, opportunities, and biodiversity considerations through their operations and disclose this in their reports and on their websites.
2.	An integrated approach developed by the TNFD for the assessment of nature-related issues, including contact with nature, dependencies on nature, impacts, risks, and opportunities.

(Human capital management)

The most important resource that enables sustainable growth towards the realization of our aim of fully integrated ESG-based management is human capital. Recognizing that the growth of our human resources will lead to a sustainable increase in our corporate value, we will promote our human resources strategy through human capital management linked to our management strategy.

(Promotion of diversity management)

The Company respects human rights and works to promote diversity management that enables each individual, regardless of gender or nationality, to achieve their full potential, with the aim of ensuring further diversity.

We make efforts to support the advancement of women, including the development of an on-site nursery, the AEON Yume-Mirai Nursery Schools, achieving a 100% paternity leave take-up rate for male employees for four consecutive years, and increasing training and other educational opportunities to foster the desire of women to take on the challenges of higher-level positions. As a result of these efforts, the Company received the Platinum Eruboshi certification as a company that actively promotes the advancement of women. Furthermore, with the goal of becoming a gender-equal and LGBTQ+-friendly company, we respect human rights and individuality and create a workplace where everyone can work comfortably, for example by applying a family benefits system for same-sex partner marriages and providing training to promote understanding of gender equality.

◆ Diversity KPI (nonconsolidated)

Category	KPI	FY2021	FY2022	FY2023	FY2024
Ratio of female managers to total managers	30.0%	19.4%	20.4%	22.6%	23.7%
Paternity leave rate	100%	100%	100%	100%	100%
Paid leave usage rate	60%	55%	60%	55%	52%
Days of paid leave taken	–	11	11	10	9
Percentage of employees with disabilities	2.70%	2.17%	2.20%	2.31%	2.54%
New employees (male/female)	–	65 (30/35)	74 (37/37)	84 (39/45)	98 (52/46)
Voluntary separation rate	–	3.9%	4.1%	4.2%	4.2%

(Pursuit of health management)

We promote health management based on the belief that the well-being of our employees is the basis of our corporate activities and that healthy employees enable us to provide services that bring health and spiritual enrichment to our customers in local communities. In the 2025 Certified Health & Productivity Management Outstanding Organizations Recognition Program, the Company was certified as a 2025 Certified Health & Productivity Management Outstanding Organization (Large Enterprise) for the sixth consecutive year in March 2025.

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(Human resource development)

Based on the Vision for Human Resources and Organization, we aim to develop human resources who can empathize with various partners and engage in regional co-creation to connect their ideas from the viewpoint of good for the customer, good for the community, and good for the future.

Based on the idea that education is the greatest welfare, we provide opportunities for skill development so that each individual can maximize his or her potential. For example, in education and training, besides new employee training and other year-specific and hierarchical training, emphasis is also placed on open-type training, where employees learn with the aim of being assigned to a desired position. We are working toward fostering a culture that allows us to take up challenges to grow in order to take an autonomous view of our careers and realize personal aspirations.

In our overseas operations, the driver behind our growth strategy, we believe a lot of human resources will be necessary in the future. We have a systematic approach to the training of human resources, including training programs such as the Global Human Resources Course and the Overseas Trainee System, as well as transfers from individual units to overseas locations. We have set up a consistent course for the personnel development, including the awareness of global perspectives and the acquisition of skills and languages, in order to develop and appropriately deploy globally minded human resources.

(Accountability in business)

The Company respects human rights by following the AEON Basic Principles and AEON Human Rights Policy. We aim to establish ourselves as an organization that allows its employees to be involved in the development of the company regardless of gender and nationality, among others, and that provides the workplace in which all employees achieve their full potential. The Company regards addressing human rights risks as an important foundation for human resource development and the fulfilment of employees’ potential, promoting initiatives to address this issue.

Regarding human rights, the Company sees “respecting human rights” as a material issue of sustainability, and as such, the President takes the highest responsibility in promoting activities on that issue. The Company established the ESG Promotion Committee, a committee chaired by the President, and comprised of Inside Directors, as a subordinate organization of the Management Meeting as a promotion system that meets once every two months to discuss important policies, measures, and targets related to human rights, allowing it to support the prompt response to and resolution of issues. Discussions at the ESG Promotion Committee and its subcommittees are reported to the Board of Directors. The Risk Management Committee reports to the President on risk management and proposes policies, while each department responsible takes measures to deal with respective risks.

The AEON Human Rights Policy specifies the implementation of human rights due diligence, and in accordance with AEON guidelines, the Company started working on this in 2020. As indicated in the UN Guiding Principles on Business and Human Rights, we will continue our efforts to build a sustainable value chain to ensure that we play a vital role to guarantee human rights.

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(6)	Major offices of the AEON MALL Group (as of February 28, 2025)
(i)	Major business locations

Headquarters of the Company: 1-5-1 Nakase, Mihama-ku, Chiba-shi, Chiba

Business and Name of Business Department	Number of Malls and Stores	Number of Commercial Facilities Under Management and Operation Contract
Mall Business
Business in Japan
Tohoku & Hokkaido Business Department	9	6
Kitakanto & Koshinetsu Business Department	7	3
Shutoken Business Department	11	5
Higashikanto Business Department	7	6
Tokai Business Department	5	7
Aichi Business Department	9	5
Keiji & Hokuriku Business Department	8	4
Higashikinki Business Department	10	4
Nishikinki Business Department	3	6
Chushikoku Business Department	9	5
Kyusyu & Okinawa Business Department	12	0
Outlet Business Department	3	0
Overseas Business
China	24	0
ASEAN	15	1
Subtotal	132	52
Urban Shopping Center Business	20	0
Total	152	52
(Notes)	1.	Hiwada Shopping Mall Co., Ltd.’s Shopping Mall FESTA in the Tohoku & Hokkaido Business Department closed temporarily at the end of August 2023 and is scheduled to be rebuilt as AEON MALL Koriyama in spring 2027. This is not included in the above list.
2.	AEON MALL DELTAMAS (Indonesia) opened on March 22, 2024.
3.	AEON MALL Hangzhou Qiantang (China) opened on June 1, 2024.
4.	AEON MALL Changsha Xingsha (China) opened on September 12, 2024.
5.	AEON MALL Hue (Vietnam) opened on September 21, 2024.
6.	Qualite Prix Shinsapporo (Tohoku & Hokkaido Business Department) ended operations under Company management at the end of June 2024. This is not included in the above list.
7.	SENDAI FORUS (Urban Shopping Center Business) has been temporarily closed since March 1, 2024 to conduct a deterioration survey of the building and facilities. This is included in the above list.
8.	Seisekisakuragaoka OPA (Urban Shopping Center Business) will end operations under Company management at the end of August 2025. This is included in the above list.
9.	Shinsaibashi OPA (Urban Shopping Center Business) will end operations on January 12, 2026. This is included in the above list.

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(ii)	Business locations of major subsidiaries

Business locations of major subsidiaries are as listed in “(ii) Major subsidiaries” of “(3) Parent company and major subsidiaries.”

(7)	Employees (as of February 28, 2025)
(i)	The AEON MALL Group
Business Segment	Number of Employees	As of the End of the Previous Fiscal Year
Japan	2,150 (1,711)	2,111 (1,653)
China	888 (–)	909 (–)
Vietnam	461 (–)	431 (–)
Cambodia	180 (–)	192 (–)
Indonesia	218 (–)	208 (–)
Other (overseas)	3 (–)	3 (–)
Total	3,900 (1,711)	3,854 (1,653)
(Note)	The number of employees is the number of persons at work (which excludes those who are seconded from the Group to the outside, and includes those who are seconded from the outside to the Group). The figure shown in parentheses is the number of temporary employees [the number of contract employees and community employees is based on the year-end number and the number for part-time workers is the calculated average number for the year (calculated based on an eight-hour working day)].

(ii)	The Company (nonconsolidated)
Number of Employees		Comparison to End of Previous Fiscal Year	Average Age	Average Service Years
Male	1,180 (185)	Increase of 2 (Increase of 13)	44 years and 2 months	9 years and 4 months
Female	743 (1,404)	Increase of 52 (Increase of 49)	38 years and 11 months	8 years and 3 months
Total	1,923 (1,589)	Increase of 54 (Increase of 62)	41 years and 11 months	9 years and 0 months
(Notes)	1.	The number of employees is the number of persons at work (which excludes those who are seconded from the Company to the outside, and includes those who are seconded from the outside to the Company). The figure shown in parentheses is the number of temporary employees [the number of contract employees and community employees is based on the year-end number and the number for part-time workers is the calculated average number for the year (calculated based on an eight-hour working day)].
2.	The average service years for seconded employees is calculated from the first date of secondment.

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(8)	Major lenders (as of February 28, 2025)
Creditors	Amount (Million Yen)
Development Bank of Japan Inc.	27,096
Mizuho Bank, Ltd.	14,722
Sumitomo Mitsui Banking Corporation	8,735
MUFG Bank, Ltd.	7,000
The Norinchukin Bank	7,000
The Hiroshima Bank, Ltd.	7,000
Shinkin Central Bank	6,000
Mie Prefectural Credit Federation of Agricultural Co-operatives	5,500
Sumitomo Mitsui Trust Bank, Limited	5,000
The Keiyo Bank, Ltd.	5,000
The Toho Bank, Ltd.	5,000

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2.	Shares (as of February 28, 2025)
(1)	Number of shares authorized:	320,000,000 shares
(2)	Number of shares issued:	227,571,139 shares
(3)	Number of shareholders:	315,863

(4)	Twelve largest shareholders:
Name	Number of Shares Held (Thousands of Shares)	Ratio of Shares Held (%)
AEON CO., LTD.	132,351	58.15
The Master Trust Bank of Japan, Ltd. (Trust Account)	11,248	4.94
Custody Bank of Japan, Ltd. (Trust Account)	3,216	1.41
Goldman Sachs International	2,117	0.93
UBS AG LONDON A/C IPB SEGREGATED CLIENT ACCOUNT	1,763	0.77
AEON MALL Trading-Partner Shareholding Association	1,434	0.63
CGML PB CLIENT ACCOUNT/COLLATERAL	1,384	0.60
NOMURA PB NOMINEES LIMITED OMNIBUS-MARGIN (CASHPB)	1,201	0.52
Japan Securities Finance Co., Ltd.	1,105	0.48
Mizuho Bank, Ltd.	1,100	0.48
The Norinchukin Bank	1,100	0.48
Sumitomo Mitsui Trust Bank, Limited	1,100	0.48
(Notes)	1. Number of shares held less than one thousand has been omitted.
2.	Calculations of ratio of shares held exclude treasury shares (4,896 shares) and have been rounded down to two decimals.

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3.	Stock acquisition rights
(i)	Stock acquisition rights delivered as consideration for execution of duties, and held by the Company’s officers (excluding outside officers) as of the final day of the fiscal year under review

(As of February 28, 2025)

Name (Issuance Resolution Date)	Exercise Period	Persons Holding the Rights	Number of Stock Acquisition Rights	Number of Shares Subject to the Rights	Number of Persons Holding the Rights	Issuing Price	Amount of Capital Contributed Upon Exercise
No. 16 stock acquisition rights (May 10, 2023)	June 10, 2023 to June 9, 2038	Directors	11	1,100 shares	1	¥1,515 per share	¥1 per share
No. 17 stock acquisition rights (May 10, 2024)	June 10, 2024 to June 9, 2039	Directors	21	2,100 shares	3	¥1,499 per share	¥1 per share
(Notes)	1.	Persons who are allocated stock acquisition rights must be in the position of Director or Audit & Supervisory Board Member of the Company when exercising their rights. However, even if a person retires from his/her position as Director or Audit & Supervisory Board Member of the Company, he/she may exercise those rights within a period of five years from the date of his/her retirement.
2.	When exercising stock acquisition rights, the officer must exercise the entire number of the rights in his/her possession and may not exercise them in installments.
3.	Other conditions are determined pursuant to the provisions of the share compensation-type stock option rules, agreements on allocation of stock acquisition rights, and detailed rules on stock acquisition rights, in accordance with the resolutions passed at the 96th Ordinary General Meeting of Shareholders held on May 17, 2007 and the resolution by the Board of Directors.
4.	Of the above, stock acquisition rights held by one Director were granted prior to appointment as Director.

(ii)	Stock acquisition rights delivered to employees, etc. as consideration for execution of duties during the fiscal year under review
Name (Issuance Resolution Date)	Exercise Period	Number of Stock Acquisition Rights	Number of Shares Subject to the Rights	Number of Shareholders Issued To	Issuing Price	Amount of Capital Contributed Upon Exercise
No. 17 stock acquisition rights (May 10, 2024)	June 10, 2024 to June 9, 2039	48	4,800 shares	12	¥1,499 per share	¥1 per share

(Note) The conditions for exercising the stock acquisition rights are the same as (i) above.

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4.	Officers
(1)	Directors and Audit & Supervisory Board Members (as of February 28, 2025)
Position and Responsibility	Name	Significant Concurrent Position
President and CEO	Keiji Ohno
Senior Managing Director (Executive General Manager of Administration Division)	Mitsuhiro Fujiki
Managing Director (Executive General Manager of Finance & Accounting Division)	Hideki Hayami
Director and Advisor	Motoya Okada

Director, Chairman and Representative Executive Officer, AEON CO., LTD.

Director and Advisor, AEON Retail Co., Ltd.

Director and Advisor, United Super Markets Holdings Inc.

Director, Welcia Holdings Co., Ltd.

Outside Director, KUSURI NO AOKI HOLDINGS CO., LTD.

Director (Executive General Manager of Development Division)	Shinichiro Minami
Director (Executive General Manager of Overseas Business Division)	Daisuke Isobe
Director (Executive General Manager of Customer Experience Creation Division)	Masayuki Tsuboya
Director	Kunihiro Koshizuka	External Director, TOKYU CONSTRUCTION CO., LTD. Outside Director, WILL GROUP, INC. Outside Director, F.C.C. Co., Ltd. Outside Director, MIC Co., Ltd.
Director	Chisa Enomoto	Independent Director, Member of Supervisory Committee, PERSOL HOLDINGS CO., LTD. Trustee and Member of Communication Strategy Committee, Meiji University Outside Director, JAPAN POST Co., Ltd.
Director	Hironobu Kurosaki
Director	Junko Owada

Advisor, Tokyo Ichiban Foods Co., Ltd.

Assigned under Professional Contract of Human Resources Area, Hitachi, Ltd.

Outside Director, Daito Trust Construction Co., Ltd.

Outside Director, H.I.S. Co., Ltd.

Director	Junko Taki	Representative, Taki CPA Office Outside Director, Nihon Kagaku Sangyo Co., Ltd. Outside Director (Audit & Supervisory Committee member), Odakyu Electric Railway Co., Ltd.
Full-time Audit & Supervisory Board Member	Kazuhiro Aoyama
Audit & Supervisory Board Member	Emi Torii	Partner, Nozomi Sogo Attorneys at Law
Audit & Supervisory Board Member	Rumiko Tanabe	Director, Tanabe Certified Public Accountant Office Outside Director (Audit & Supervisory Committee Member), TechnoPro Holdings, Inc. Outside Auditor, TSI HOLDINGS CO., LTD.
Audit & Supervisory Board Member	Masato Nishimatsu	Counselor, AEON CO., LTD. Audit & Supervisory Board Member, AEON Hokkaido Corporation Audit & Supervisory Board Member, FUJI CO., LTD.

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(Notes)	1. Directors Kunihiro Koshizuka, Chisa Enomoto, Hironobu Kurosaki, Junko Owada, and Junko Taki are Outside Directors.
2.	Audit & Supervisory Board Members Kazuhiro Aoyama, Emi Torii, and Rumiko Tanabe are Outside Audit & Supervisory Board Members.
3.	Director Junko Taki is qualified as a certified public accountant, and possesses extensive financial and accounting knowledge.
4.	Audit & Supervisory Board Member Emi Torii has been engaged in corporate legal affairs as an attorney, and has abundant expertise and experience.
5.	Audit & Supervisory Board Member Rumiko Tanabe is qualified as a certified public accountant, and possesses extensive financial and accounting knowledge.
6.	In accordance with the rules of the Tokyo Stock Exchange, the Company has submitted notification that Directors Kunihiro Koshizuka, Chisa Enomoto, Hironobu Kurosaki, Junko Owada and Junko Taki, and Audit & Supervisory Board Members Emi Torii and Rumiko Tanabe have been designated as Independent Officers as provided for by the aforementioned exchange.

(2)	Outline of Contents of Directors and Officers Liability Insurance Agreement, etc.

The Company has entered into a directors and officers liability insurance (“D&O insurance”) policy as provided for in Article 430-3, paragraph (1) of the Companies Act with an insurance company.

Outline of D&O Insurance Agreement

(i)	Scope of insureds

Directors, Audit & Supervisory Board Members, and other officers of the Company

(ii)	Share of actual insurance premiums by insured persons

The Company will bear all insurance expenses with no expenses borne by the insured persons.

(iii)	Outline of insured events covered

The insurance agreement covers any damages, legal costs, and other related expenses that may be incurred when insured Directors and officers become liable with regard to the execution of their duties or be claimed for damages with regard to the pursuit of such liability. However, there are some exemptions, such as the case where the insured person committed an act even though he/she had been aware that the act falls under the violation of laws and regulations.

(iv)	Measures to ensure that the appropriateness of duties of Directors and officers is not impaired

The insurance has a provision specifying the amount of exemption. Therefore, damages below the amount are not covered by the agreement.

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(3)	Directors who retired during the fiscal year under review
Name	Retirement Date	Reason for Retirement	Position in the Company at Time of Retirement	Areas of Responsibility in the Company, and Significant Concurrent Positions Outside the Company at Time of Retirement
Yasutsugu Iwamura	May 23, 2024	Expiration of the term of office	President and CEO
Masahiko Okamoto	May 23, 2024	Expiration of the term of office	Managing Director, in charge of special missions
Hiroshi Yokoyama	May 23, 2024	Expiration of the term of office	Director (part-time)

(4)	Summary of limited liability agreements

With regard to Kunihiro Koshizuka, Chisa Enomoto, Hironobu Kurosaki, Junko Owada, Junko Taki, Emi Torii, and Rumiko Tanabe, who have been notified as Independent Officers, the Company has entered into limited liability agreements which limit their liability pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, on the condition that they carry out their duties in good faith and without gross negligence. The agreements are to limit their liabilities for damages as set forth in Article 423, paragraph (1) of the Companies Act to the amount prescribed by laws and regulations.

(5)	Policy concerning decisions on the amounts of remuneration for officers and method of calculation thereof, and total amount of remuneration for Directors and Audit & Supervisory Board Members for the fiscal year under review
(i)	Policy concerning decisions on the amounts of remuneration for officers and method of calculation thereof

The Company has resolved its policy concerning decisions on the amounts of remuneration for officers at the Board of Directors meeting held on July 11, 2024. Prior to the resolution at the Board of Directors meeting, the matters to be resolved were consulted with the Nomination and Compensation Committee.

In addition, the Board of Directors has confirmed that the method of determining the remuneration for individual officers for the fiscal year under review and the content of the determined remuneration are consistent with the policy resolved by the Board of Directors and that deliberations of the Nomination and Compensation Committee, which comprises five Independent Outside Directors (as of February 28, 2025), is respected, and has also judged that they are in accordance with the policy.

The outline of contents of policy concerning decisions on the amounts of remuneration for officers or the method of calculation thereof is as follows.

a	Remuneration for Directors is designed to reflect performance in treatment based on fair standards according to the role of the Director, the degree to which they have achieved management goals, and efforts to improve medium-term corporate value.

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b	Remuneration for Directors consists of “basic remuneration,” “performance-based remuneration” and “share compensation-type stock options.”
i	Basic remuneration

The amount is determined based on individual evaluation within the standard amount set for each position, and is paid on a monthly basis.

ii	Performance-based remuneration

The weight of performance-based remuneration in total cash remuneration (basic remuneration + performance-based remuneration) is set at around 30%, with the weight increasing in accordance with responsibility.

The amount of performance-based remuneration paid to each Director (by individual) is calculated as “company performance-based remuneration” and “individual performance,” with company performance-based remuneration calculated using a coefficient based on the company’s performance budget achievement ratio, and the payment rate for individual performance evaluation determined based on the evaluation of individual achievement level of goals for the Medium-Term Management Plan.

The individual performance evaluation is performed by the President based on individual Director business reports and is determined by the Board of Directors after deliberation by the Nomination and Compensation Committee.

iii	Share compensation-type stock options

Stock acquisition rights shall be allocated as share compensation-type stock options that reflect performance for the purpose of enhancing the morale and motivation to continuously improve performance and increase corporate value by strengthening the linkage between the stock price and performance with the remuneration, and by sharing with shareholders not only the benefits received when the stock price rises but also the risks when the stock price falls. The proportion of stock options in total remuneration is set at around 10%, with the weight increasing based on responsibility. The number of stock acquisition rights allocated is determined based on the standard number for each position, the company’s performance budget achievement ratio, and the evaluation of individual achievement level of goals for the Medium-Term Management Plan.

c	Outside Directors are paid only fixed remuneration and are not subject to either company-wide or individual performance evaluations.
d	As Audit & Supervisory Board Members are in a position to supervise the execution of duties by Directors from an independent standpoint, only fixed remuneration is paid to them. The level of remuneration is set at the level necessary to secure personnel who are suitable to play an important role in the establishment and operation of good corporate governance.

The policy concerning each remuneration of Audit & Supervisory Board Member is as follows.

i	Basic remuneration

A fixed amount is paid to each Audit & Supervisory Board Member based on his or her experience, insight, and position, etc.

ii	Performance-based remuneration

No performance-based remuneration is paid to Audit & Supervisory Board Members.

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iii	Share compensation-type stock options

No stock-related compensation is paid to Audit & Supervisory Board Members.

(ii)	Total amount of remuneration for Directors and Audit & Supervisory Board Members
Classification	Total Amount of Remuneration (Thousand Yen)	Total Amount of Remuneration by Type			Number of Eligible Officers
		Basic Remuneration (Thousand Yen)	Performance-Based Remuneration (Thousand Yen)	Stock Options (Thousand Yen)
Director (Of which, Outside Directors)	146,124 (36,630)	97,980 (36,630)	39,600 (–)	8,544 (–)	14 (5)
Audit & Supervisory Board Member (Of which, Outside Audit & Supervisory Board Members)	24,000 (24,000)	24,000 (24,000)	– (–)	– (–)	3 (3)
Total (Of which, outside officers)	170,124 (60,630)	121,980 (60,630)	39,600 (–)	8,544 (–)	17 (8)
(Notes)	1.	The above data does not include one Director and one Audit & Supervisory Board Member to whom remuneration is not applicable.
2.	The number of eligible persons for basic remuneration for Directors is 14, including Directors who were in office as of February 28, 2025, and retired at the 113th Ordinary General Meeting of Shareholders held on May 23, 2024.
3.	The number of eligible persons for basic remuneration for Audit & Supervisory Board Members is three, including Audit & Supervisory Board Members who were in office as of February 28, 2025.
4.	The amount of performance-based remuneration is the amount planned to be paid to six Directors in office as of February 28, 2025.
5.	The amount of stock options is the amount granted to the five Directors in office as of February 29, 2024 during the fiscal year under review.

6. The amount of remuneration, etc. for Directors was resolved at the 96th Ordinary General Meeting of Shareholders held on May 17, 2007 to be ¥600,000 thousand or less per year.

In addition, separate from such monetary remuneration, the maximum remuneration through stock options was resolved at said General Meeting of Shareholders to be ¥100,000 thousand or less per year.

The number of Directors at the time of the resolution was 20.

7.	The amount of remunerations for Audit & Supervisory Board Members was resolved, at the 91st Ordinary General Meeting of Shareholders held on May 8, 2002, to be ¥50,000 thousand or less per year and is determined through consultation among Audit & Supervisory Board Members within the said extent. The number of Audit & Supervisory Board Members at the time of the resolution was four.

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(6)	Matters concerning outside officers
(i)	Significant concurrent positions at other organizations and relationships between the Company and such other organizations
Classification	Name	Organization	Concurrent Position	Relationship with the Company
Outside Director	Kunihiro Koshizuka	TOKYU CONSTRUCTION CO., LTD.	External Director	No business relationship
		WILL GROUP, INC.	Outside Director
		F.C.C. Co., Ltd.	Outside Director
		MIC Co., Ltd.	Outside Director
	Chisa Enomoto	PERSOL HOLDINGS CO., LTD.	Independent Director (Member of Supervisory Committee)	No business relationship
		Meiji University	Trustee and Member of Communication Strategy Committee	No business relationship
		JAPAN POST Co., Ltd.	Outside Director	Business trading relationship
	Junko Owada	Tokyo Ichiban Foods Co., Ltd.	Advisor	No business relationship
		Hitachi, Ltd.	Assigned under Professional Contract of Human Resources Area	No business relationship
		Daito Trust Construction Co., Ltd.	Outside Director	Business trading relationship
		H.I.S. Co., Ltd.	Outside Director	Business trading relationship
	Junko Taki	Taki CPA Office	Representative	No business relationship
		Nihon Kagaku Sangyo Co., Ltd.	Outside Director
		Odakyu Electric Railway Co., Ltd.	Outside Director (Audit & Supervisory Committee Member)
Outside Audit & Supervisory Board Member	Emi Torii	Nozomi Sogo Attorneys at Law	Partner	No business relationship
	Rumiko Tanabe	Tanabe Certified Public Accountant Office	Director	No business relationship
		TechnoPro Holdings, Inc.	Outside Director (Audit & Supervisory Committee Member)
		TSI HOLDINGS CO., LTD.	Outside Auditor
(Notes)	1.	Director Hironobu Kurosaki and Audit & Supervisory Board Member Kazuhiro Aoyama hold no significant concurrent position.
2.	The amount of the Company’s revenue from transactions with JAPAN POST Co., Ltd., at which Chisa Enomoto holds a concurrent position, is equivalent to 0.058% of the Company’s consolidated operating revenue.
3.	The amount of the Company’s revenue from transactions with Daito Trust Construction Co., Ltd., at which Junko Owada holds a concurrent position, is equivalent to 0.014% of the Company’s consolidated operating revenue.

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4.	The amount of the Company’s revenue from transactions with H.I.S. Co., Ltd., at which Junko Owada holds a concurrent position, is equivalent to 0.018% of the Company’s consolidated operating revenue.

(ii)	Family relationship with a business operator of the Company or a specified related business operator of the Company, or an officer who is not a business operator

Not applicable.

(iii)	Attendance at Board of Directors meeting and Audit & Supervisory Board meeting
Classification	Name	Board of Directors		Audit & Supervisory Board
		Attendances/ Meetings (Times)	Attendance Rate (%)	Attendances/ Meetings (Times)	Attendance Rate (%)
Outside Directors	Kunihiro Koshizuka	18/18	100	–	–
	Chisa Enomoto	17/18	94	–	–
	Hironobu Kurosaki	18/18	100	–	–
	Junko Owada	18/18	100	–	–
	Junko Taki	17/18	94	–	–
Outside Audit & Supervisory Board Members	Kazuhiro Aoyama	17/18	94	15/15	100
	Emi Torii	18/18	100	15/15	100
	Rumiko Tanabe	18/18	100	14/15	93

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(iv)	Major activities of each outside officer for the fiscal year under review
Classification	Name	Overview of Statements Made and Duties Performed in Relation to Expected Role
Outside Directors	Kunihiro Koshizuka	Applying a high level of expertise and experience in digital and scientific technologies gained as an engineer, Kunihiro Koshizuka has been stating his opinions properly, such as the proposals related to creating new value (business models) for the enhancement of the Company’s corporate value over the medium and long term. Moreover, undertaking the role of a consensus builder for the Outside Directors as the leading independent Outside Director, he appoints and evaluates Directors as Chair of the Nomination and Compensation Committee. He also discusses the policies and plans for developing successors and other Director candidates in relation to human resources who are likely to be Director candidates in the next fiscal year, providing supervision and advice so that these candidates will achieve success as members of the management team.
	Chisa Enomoto	Chisa Enomoto has been stating her opinions properly, particularly with respect to enhancing the Company’s brand value and reputation, from a general perspective grounded upon her extensive knowledge and experience in public relations strategies that she gained as a public relations officer at multiple companies, including foreign corporations. Moreover, as Chair of the Governance Committee, she discusses the rationality and appropriateness of transactions with the parent company and group companies on board meeting agenda items and matters deemed necessary by the Committee as part of her effort to supervise management from the viewpoint of minority shareholders, and also offers advice intended to help the Company make the maximum use of the brand value.
	Hironobu Kurosaki	Applying his management experience gained as an executive officer in charge of an overseas affiliated company, Hironobu Kurosaki has been providing appropriate supervision and advice needed to capture growing markets and realize highly profitable growth for such subjects as formulating medium-term management plans in overseas business, promoting plans for opening new stores, risk management at times of expanding stores, and the suitability of investment and profitability plans.
	Junko Owada	Applying her experience and achievements from the human resources field and IT problem solving, Junko Owada has been providing appropriate supervision and advice to realize sustainable growth for the Company and for the enhancement of medium- to long-term corporate value, such as identifying points in the content of deliberation that requires further examination and making proposals relating to critical issues including human capital strategies, diversity, and specific KPIs and processes in evaluation systems.
	Junko Taki	Applying her experience as an executive close to management in multiple companies as well as considerable knowledge she has developed as an accounting and corporate governance expert, Junko Taki has been stating her opinions on our medium- to long-term growth strategies and management issues in Japan and overseas as well as on our response to new lease accounting standards, adopting fairness and transparency as her perspectives, and also provides appropriate supervision and advice to improve the effectiveness of the Board of Directors.

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Classification	Name	Overview of Statements Made and Duties Performed in Relation to Expected Role

Outside Audit & Supervisory Board Members	Kazuhiro Aoyama	Kazuhiro Aoyama leverages his extensive knowledge of management and sales strategies he fostered in the AEON Group and his experience as a director to conduct highly effective audits and supervise management, including pointing out the appropriateness of plans in line with business strategies and the state of internal controls, and supervising the status of business execution at important meetings.
	Emi Torii	Applying her expertise and experience as a lawyer in corporate legal affairs and compliance, Emi Torii has been providing supervision of management, such as offering necessary insights on appropriateness of transactions and improvements to the internal control system, from the perspectives of the Companies Act and of the protection of the interests of minority shareholders.
	Rumiko Tanabe	With her expertise as a certified public accountant, Rumiko Tanabe leverages her professional knowledge and extensive experience as a specialist in finance and accounting, including audit work at an auditing firm, and she provides highly effective audits and supervises management, including making finance-related recommendations as well as supervising the execution of duties by Directors through interviews.

(v)	Total amount of remuneration paid to officers from a parent company, etc. or its subsidiaries, etc. (except the Company) if they concurrently assume office as an officer thereof
	Number of Persons Paid	Total Amount of Remuneration Paid to Officers from a Parent Company, etc. or Its Subsidiaries, etc.
Total amount of remuneration paid to outside officers	1	¥2,400 thousand

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5.	Accounting auditor
(1)	Name of accounting auditor

Deloitte Touche Tohmatsu LLC

(2)	Amount of remunerations for accounting auditor for the fiscal year under review
(i)	Amount of remunerations for services provided under Article 2, paragraph (1) (audit and attestation services) of the Certified Public Accountants Act (Act No. 103 of 1948)

¥141 million

(ii)	Total cash and other remuneration paid by the Company and its subsidiaries

¥144 million

(Note 1) Since the auditing services contract between the Company and the accounting auditor does not make a clear distinction between the amounts of remuneration payable to the accounting auditor with respect to auditing services rendered under the Companies Act and those amounts payable for auditing services rendered under the Financial Instruments and Exchange Act and those amounts cannot be practically classified. Therefore, the amount of remuneration paid for audits under the Financial Instruments and Exchange Act is included in amount (i).

(Note 2) The Audit & Supervisory Board reviewed the audit hours, basis and details for the calculation of the estimated amount of remuneration, such as its unit price, based on reports and materials obtained from the Finance & Accounting Unit and other internal relevant departments, the contents of audit plan explained by the accounting auditor, as well as the status of performance of duties in the previous fiscal year. As a result, we expressed agreement on the remuneration for the accounting auditor in accordance with Article 399, paragraph (1) of the Companies Act.

(3)	Description of non-auditing services

Services related to the creation of comfort letters.

(4)	Policy regarding decisions to dismiss or not to reappoint the accounting auditor

If the accounting auditor is deemed to fall under any of the provisions of the items of Article 340, paragraph (1) of the Companies Act, the Audit & Supervisory Board will dismiss the accounting auditor with the consent of all the Audit & Supervisory Board Members.

In addition, if the accounting auditor is deemed to have an issue regarding the quality of audit services, quality management, independence, and other related factors on the accounting auditor, leading to a substantial detriment to the performance of the audit, the Audit & Supervisory Board will determine the contents of proposal on the dismissal or non-reappointment of the accounting auditor, which are to be submitted to a General Meeting of Shareholders.

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Consolidated Financial Statements

Consolidated Balance Sheet (As of February 28, 2025)		(Million yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	159,386	Current liabilities	274,173
Cash and deposits	61,699	Notes and accounts payable-trade	14,278
Notes and accounts receivable-trade	14,119	Bonds due within one year	63,000
Prepaid expenses	4,738	Current portion of long-term debt	31,495
Deposits paid to affiliates	29,000	Lease obligations	29,105
Other	50,338	Income taxes payable	6,649
Allowance for doubtful receivables	(509)	Deposits received from specialty stores	51,315
Fixed assets	1,503,890	Deposits received	6,841
Property, plant, and equipment	1,370,241	Allowance for employee bonus	2,029
Buildings and structures	726,157	Allowance for director and corporate auditor performance-based remuneration	74
Machinery and transportation equipment	3,000	Provision for loss on store closing	2,977
Furniture and fixtures	13,197	Notes payable-construction	846
Land	381,736	Electronically recorded obligations-construction	10,096
Right-of-use assets	207,906	Accounts payable-construction	29,069
Construction in progress	38,238	Other	26,392
Other	4	Long-term liabilities	878,009
Intangible assets	3,586	Straight bonds	392,000
Investments and other assets	130,061	Long-term debt	183,409
Investment securities	9,123	Lease obligations	117,066
Long-term loans	0	Deferred tax liabilities	631
Long-term prepaid expenses	50,028	Accrued retirement benefits to employees	99
Deferred tax assets	15,243	Asset retirement obligations	19,127
Lease deposits paid	53,280	Lease deposits from lessees	156,455
Retirement benefit asset	1,367	Provision for loss on store closing	3,041
Other	1,070	Other	6,178
Allowance for doubtful receivables	(51)	Total liabilities	1,152,182
		Net assets
		Shareholders’ equity	412,274
		Common stock	42,389
		Capital surplus	40,708
		Retained earnings	329,184
		Treasury stock, at cost	(8)
		Accumulated other comprehensive income	86,671
		Net unrealized gain on available-for-sale securities	784
		Foreign currency translation adjustment	85,326
		Remeasurements of defined benefit plans	560
		Stock acquisition rights	38
		Non-controlling interests	12,110
		Total net assets	511,094
Total assets	1,663,276	Total liabilities and net assets	1,663,276
(Note)	The amounts have been rounded down to the nearest unit.

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Consolidated Statement of Income (March 1, 2024 – February 28, 2025)	(Million yen)
Item	Amount
Operating revenue		449,753
Operating costs		360,075
Gross profit		89,678
Selling, general and administrative expenses		37,531
Operating income		52,146
Non-operating profits
Interest income	2,513
Dividend income	24
Share of profit of entities accounted for using equity method	846
Compensation paid by departing tenants	1,345
Foreign exchange gains	1,578
Compensation income	363
Insurance income	226
Other	423	7,321
Non-operating expenses
Interest expenses	14,459
Loss on valuation of derivatives	1,178
Other	1,234	16,872
Ordinary income		42,595
Extraordinary gains
Gain on sale of fixed assets	0
Gain on lease modification	726	726
Extraordinary losses
Loss on sale of fixed assets	61
Loss on retirement of fixed assets	1,403
Impairment loss	7,179
Provision for loss on store closings	5,148
Other	417	14,210
Income before income taxes		29,111
Income tax – current	15,669
Income tax – deferred	(561)	15,108
Net income		14,002
Net loss attributable to non-controlling interests		258
Net income attributable to owners of parent		14,260
(Note)	The amounts have been rounded down to the nearest unit.

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Consolidated Statement of Changes in Shareholders’ Equity (March 1, 2024 – February 28, 2025)				(Million yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of March 1, 2024	42,383	40,701	326,301	(8)	409,377
Changes during period
Issue of new shares	6	6			13
Cash dividends			(11,377)		(11,377)
Net income attributable to owners of parent			14,260		14,260
Purchase of treasury stock				(0)	(0)
Net change in items other than shareholders’ equity
Total of changes	6	6	2,883	(0)	2,896
Balance as of February 28, 2025	42,389	40,708	329,184	(8)	412,274

	Accumulated other comprehensive income				Stock acquisition rights	Non-controlling interests	Total net assets
	Net unrealized gain on available-for-sale securities	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance as of March 1, 2024	763	54,193	(42)	54,914	35	11,898	476,226
Changes during period
Issue of new shares							13
Cash dividends							(11,377)
Net income attributable to owners of parent							14,260
Purchase of treasury stock							(0)
Net change in items other than shareholders’ equity	20	31,133	603	31,757	2	211	31,971
Total of changes	20	31,133	603	31,757	2	211	34,867
Balance as of February 28, 2025	784	85,326	560	86,671	38	12,110	511,094

(Note)	The amounts have been rounded down to the nearest unit.

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Nonconsolidated Financial Statements

Nonconsolidated Balance Sheet (As of February 28, 2025)		(Million yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	79,046	Current liabilities	226,909
Cash and deposits	5,224	Notes and accounts payable-trade	10,795
Notes and accounts receivable-trade	8,893	Short-term debt from subsidiaries and associates	17,705
Prepaid expenses	3,359	Bonds due within one year	63,000
Short-term loans receivable from subsidiaries and associates	8,100	Current portion of long-term debt	31,495
Deposits paid to affiliates	29,000	Accounts payable – other	4,508
Accounts receivable-other	23,831	Accrued expenses	3,133
Current portion of lease deposits	26	Income taxes payable	5,044
Other	684	Advances received	6,370
Allowance for doubtful receivables	(73)	Deposits received from specialty stores	44,378
Fixed assets	1,350,494	Deposits received	7,635
Property, plant, and equipment	802,055	Allowance for employee bonus	1,947
Buildings	429,879	Allowance for director and corporate auditor performance-based remuneration	63
Structures	26,503	Provision for loss on store closing	833
Machinery and equipment	2,508	Notes payable-construction	456
Vehicles and transportation equipment	1	Electronically recorded obligations-construction	10,096
Furniture and fixtures	9,292	Accounts payable-construction	18,063
Land	314,356	Other	1,381
Construction in progress	19,506	Long-term liabilities	725,389
Other	4	Straight bonds	392,000
Intangible assets	2,830	Long-term debt	183,409
Software	2,368	Provision for loss on store closing	3,041
Right to use facilities	444	Asset retirement obligations	17,761
Other	17	Lease deposits from lessees	129,161
Investments and other assets	545,608	Other	15
Investment securities	1,532	Total liabilities	952,299
Stock of affiliates	285,902	Net assets
Investment in capital of affiliates	142,940	Shareholders’ equity	476,365
Long-term loans	0	Common stock	42,389
Long-term loans receivable from subsidiaries and associates	34,492	Capital surplus	42,698
Long-term prepaid expenses	16,547	Legal capital surplus	42,698
Deferred tax assets	18,630	Retained earnings	391,285
Lease deposits paid	44,745	Legal retained earnings	1,371
Prepaid pension costs	540	Other retained earnings	389,914
Other	275	Reserve for advanced depreciation of fixed assets	383
Allowance for doubtful receivables	(1)	Reserve for tax system to promote open innovation	116
		General reserve	28,770
		Retained earnings brought forward	360,644
		Treasury stock, at cost	(8)
		Valuation and translation adjustments	838
		Net unrealized gain on available-for-sale securities	838
		Stock acquisition rights	38
		Total net assets	477,241
Total assets	1,429,540	Total liabilities and net assets	1,429,540
(Note)	The amounts have been rounded down to the nearest unit.

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Nonconsolidated Statement of Income (March 1, 2024 – February 28, 2025)	(Million yen)
Item	Amount
Operating revenue		330,298
Operating costs		259,446
Gross profit		70,851
Selling, general and administrative expenses		28,916
Operating income		41,934
Non-operating profits
Interest income	1,887
Dividend income	377
Compensation paid by departing tenants	817
Foreign exchange gains	194
Compensation income	211
Insurance income	161
Other	207	3,857
Non-operating expenses
Interest expenses	6,299
Other	1,209	7,508
Ordinary income		38,284
Extraordinary gains
Gain on sale of fixed assets	0	0
Extraordinary losses
Loss on sale of fixed assets	59
Loss on retirement of fixed assets	921
Impairment loss	531
Provision for loss on store closings	3,327
Other	84	4,924
Income before income taxes		33,359
Income tax – current	11,042
Income tax – deferred	(606)	10,436
Net income		22,923
(Note)	The amounts have been rounded down to the nearest unit.

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Nonconsolidated Statement of Changes in Shareholders’ Equity (March 1, 2024 – February 28, 2025)				(Million yen)
	Shareholders’ equity
	Common stock	Capital surplus		Retained earnings
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings	Total retained earnings
Balance as of March 1, 2024	42,383	42,691	42,691	1,371	378,369	379,740
Changes during period
Issue of new shares	6	6	6
Cash dividends					(11,377)	(11,377)
Net income					22,923	22,923
Purchase of treasury stock
Net change in items other than shareholders’ equity
Total of changes	6	6	6	–	11,545	11,545
Balance as of February 28, 2025	42,389	42,698	42,698	1,371	389,914	391,285

	Shareholders’ equity		Valuation and translation adjustments		Stock acquisition rights	Total net assets
	Treasury stock	Total shareholders’ equity	Net unrealized gain on available-for-sale securities	Total valuation and translation adjustments

Balance as of March 1, 2024	(8)	464,806	763	763	35	465,606
Changes during period
Issue of new shares		13				13
Cash dividends		(11,377)				(11,377)
Net income		22,923				22,923
Purchase of treasury stock	(0)	(0)				(0)
Net change in items other than shareholders’ equity			74	74	2	76
Total of changes	(0)	11,558	74	74	2	11,635
Balance as of February 28, 2025	(8)	476,365	838	838	38	477,241
(Note)	The amounts have been rounded down to the nearest unit.

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Audit Report of the Audit & Supervisory Board

Audit Report

Based on the audit report prepared by each Audit & Supervisory Board Member with regard to the performance of duties by the Directors of AEON MALL Co., Ltd. (the “Company”) for the 114th fiscal year (from March 1, 2024 to February 28, 2025), the Audit & Supervisory Board of the Company prepares this audit report after deliberation and hereby report, by a unanimous show of hands, as follows:

1.      Auditing methods used by Audit & Supervisory Board Members and the Audit & Supervisory Board, and details of audit

(1)	The Audit & Supervisory Board specified audit policies, division of duties, etc. and received reports from each Audit & Supervisory Board Member on the status of implementation and results of audit, and received reports from Directors, etc. and accounting auditor on the status of the performance of their duties and asked them for explanations as necessary.

(2)	Based on the standards for audit & supervisory board members’ audit stipulated by the Audit & Supervisory Board and according to the audit policies, division of duties, etc. decided by the Audit & Supervisory Board, individual Audit & Supervisory Board Members communicated with Directors, Management Auditing Department, other employees, etc. by utilizing the Internet and other useful means to make efforts to collect information and improve audit environment, and perform the audit in accordance with the following procedures.

(i)          The Audit & Supervisory Board Members attended Board of Directors meetings and other notable meetings, received reports from Directors and employees, etc. on execution of their duties, sought requested explanations as necessary from Directors and employees, etc., reviewed important documents regarding significant decisions, and researched the status of business and finance at the head office and other significant offices. With respect to the subsidiaries of the Company, we have maintained good communications and exchanged information with directors, audit & supervisory board members and others of the subsidiaries and received reports on business conditions from the subsidiaries as needed.

(ii)        The Audit & Supervisory Board Members received reports from Directors and employees, etc., requested explanations as necessary and expressed their opinions on the status of the establishment and operation regarding the contents of resolutions adopted by the Board of Directors regarding the establishment of a system for ensuring that the Directors’ duties, as stated in the business report, are executed in conformity with laws and regulations, and the Articles of Association of the Company, and the establishment of a system necessary to ensure proper business operations of the corporate group consisting of a stock company and its subsidiaries as set forth in Article 100, paragraphs (1) and (3) of the Regulations for Enforcement of the Companies Act, and regarding the system (internal control system) established in accordance with such resolutions adopted by the Board of Directors.

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(iii)      With respect to the points to remember stated in Article 118, Item 5(a) of the Regulations for Enforcement of the Companies Act, and the judgment and reason stated in (b) of the said Item, which are described in the business report, we examined the contents thereof by taking into account the state of deliberation by the Board of Directors and other bodies.

(iv)       Audit & Supervisory Board Members monitored and verified whether the Accounting Auditor maintained its independence and implemented appropriate audits, and we received reports from the Accounting Auditor regarding the state of performance of their duties and sought explanations whenever necessity arose. In addition, we received notice from the Accounting Auditor that the “system for ensuring the proper performance of duties” (matters set forth in each Item of Article 131 of the Regulations on Corporate Accounting) is organized in accordance with the “Quality Control Standards for Audits” (Business Accounting Council) and other relevant standards, and sought explanations whenever necessity arose.

Based on the aforementioned methods, the Audit & Supervisory Board examined the business report, supporting schedules, and financial statements (the balance sheet, the statement of income, the statement of changes in shareholders’ equity, significant accounting policies and other notes) and other related supplementary schedules, as well as the consolidated financial statements (the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in shareholders’ equity, the significant matters forming the basis for preparing consolidated financial statements and other notes) for the fiscal year under review.

2.      Results of audit

(1)	Results of audit of business report and other relevant documents

(i)          In our opinion, the business report and supporting schedules fairly presents the state of the Company in accordance with the laws, regulations and Articles of Association.

(ii)        In connection with the performance of duties by the Directors, no dishonest act or material fact of violation of laws, regulations, or the Articles of Association exists.

(iii)      In our opinion, the contents of the resolution of the Board of Directors regarding the internal control system are fair and reasonable. In addition, we have found nothing to be pointed out in relation to the details described in the business report and the performance of duties by the Directors regarding the internal control system.

(iv)       With regard to the business with the parent company, etc. described in the business report, we have found nothing to be pointed out in relation to the consideration made for such business so as not to harm the Company’s interests, as well as the judgment of the Board of Directors on whether or not the business harms the Company’s interests and reasons thereof.

(2)	Results of audit of financial statements and related supplementary schedule

In our opinion, the methods and results of audit conducted by the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are proper.

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(3)	Results of audit of consolidated financial statements

In our opinion, the methods and results of audit conducted by the Accounting Auditor, Deloitte Touche Tohmatsu LLC, are proper.

April 8, 2025

The Audit & Supervisory Board, AEON MALL Co., Ltd.

Full-time Audit & Supervisory Board Member (Outside Audit & Supervisory Board Member)
Kazuhiro Aoyama (Seal)

Outside Audit & Supervisory Board Member Emi Abe (Torii) (Seal)

Outside Audit & Supervisory Board Member Rumiko Tanabe (Seal)

Audit & Supervisory Board Member Masato Nishimatsu (Seal)

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